Exhibit 4.8

CARVANA CO. AND EACH OF THE GUARANTORS PARTY HERETO

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee and Secured Notes Collateral Agent

9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031

INDENTURE

Dated as of September 1, 2023

Table of Contents

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EXHIBIT A    Form of Note
EXHIBIT B    Form of Supplemental Indenture to Add Guarantors
EXHIBIT C    Form of Senior Intercreditor Agreement
EXHIBIT D    Form of Junior Intercreditor Agreement

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INDENTURE dated as of September 1, 2023, by and among CARVANA CO. (the “Issuer” or the “Company”), a Delaware corporation, the Guarantors (as defined in Section 1.1) and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as Secured Notes Collateral Agent (in such capacity, the “Secured Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Issuer and each Guarantor has duly authorized the execution and delivery of this indenture (the “Indenture”) to provide for the issuance of (i) its 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 (the “Initial Notes”) issued on the date hereof (the “Issue Date”) (ii) from time to time PIK Notes (as defined below) and (iii) any additional Notes, with the exception of any PIK Notes (“Additional Notes” and, together with the Initial Notes and the PIK Notes, the “Notes”) that may be issued after the Issue Date;
WHEREAS, the Issuer and each Guarantor has duly authorized the execution and delivery of this Indenture;
WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer and each Guarantor have been done;
WHEREAS, the Notes will be guaranteed on a senior basis by the Issuer’s Subsidiaries (other than any Captive Insurance Subsidiary, Securitization Subsidiary, Immaterial Subsidiary and Permitted Joint Venture unless and until required under the Indenture); and
WHEREAS, the Notes will be secured (i) on a first-priority basis by the Collateral owned by the Grantors (other than the Ally Collateral) and (ii) on a second-priority basis by the Ally Collateral owned by the Grantors, subject to certain liens permitted under this Indenture, including certain Indebtedness that is permitted to be secured on a basis that is senior to the Liens securing the Notes.
NOW, THEREFORE, in consideration of the premises and the purchase of the Notes and the Note Guarantees by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Trustee, the Secured Notes Collateral Agent and all Holders, as follows:
Article I

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1. Definitions.
“2028 Notes” means the Company’s 9.0% / 12.0% Cash / PIK Senior Secured Notes due 2028, issued on the date hereof.
“2030 Notes” means the Company’s 9.0% / 11.0% / 13.0% Cash / PIK Senior Secured Notes due 2030, issued on the date hereof.
“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.
“Additional Assets” means:

(1)any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);
(2)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;
provided, in each case, that any such property, assets or Capital Stock constitute Collateral and provided further, in each case that any Person described in clause (2) above shall become a Guarantor.
“ADESA Asset Disposition” means (i) any Asset Disposition by ADESA U.S. Auction, LLC, a Delaware limited liability company, and/or its Subsidiaries, (ii) any Disposition by Carvana Operations HC LLC of any Capital Stock (including Preferred Stock) of ADESA U.S. Auction, LLC or (iii) any Asset Disposition by any entity of all or any portion of the assets used in the Company’s physical auction business (including, for the avoidance of doubt, any real estate assets related thereto) (the “ADESA Business”).
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Ally Collateral” means (i) all automobiles, vans, or light duty trucks that are not manufactured for a particular commercial purpose (herein, “Vehicles”), (ii) all accounts, (iii) all general intangibles (including but not limited to all intellectual property and all licenses in relation thereto), (iv) all chattel paper and (v) certain deposit accounts (together with all replacements, substitutions, or additions to such deposit accounts (such deposit accounts collectively, the “Ally Collateral Accounts”), along with all cash, cash equivalents, or other collections in such Ally Collateral Accounts (in each case of items (ii) through (v), each category of the Ally Collateral, as defined in the Uniform Commercial Code (as determined pursuant to and in accordance with the IFSA)) owned by Carvana, LLC, a Subsidiary of the Company, wherever located, whether now existing or thereafter arising or acquired (including property that is reacquired by Carvana, LLC for any reason, including but not limited to: voluntarily or involuntarily, through the unwinding of a transaction, by operation of law such as resulting from an avoidance action, or otherwise), together with any and all accessions, additions, attachments, replacements, substitutions, returns, profits and proceeds (as “proceeds” is defined in the Uniform Commercial Code (as determined pursuant to and in accordance with the IFSA)) in whatever form or type that are the subject of the Liens in favor of the Ally Parties pursuant to the Inventory Financing and Security Agreement, dated September 22, 2022, by and among Carvana, LLC and the Ally Parties (as in effect on September 22, 2022, as amended by the amendment thereto to be entered into as at the Issue Date and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time in accordance with the Ally Intercreditor Agreement, the “IFSA”).
“Ally Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of the Issue Date, by and among Carvana, LLC, the other grantors from time to time party thereto, the Ally Parties, the Secured Notes Collateral Agent and the other parties from time to time party thereto.
“Ally Parties” means Ally Bank and Ally Financial Inc.
“Applicable Premium” means: with respect to any Note, the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the present value at such redemption date of (i) the redemption price of such Note at August 15, 2028 (such redemption price (expressed in percentage of principal amount in excess of 100%) being set forth in the table under Section 5.6(d) (excluding accrued but unpaid interest, if any (other than any

PIK Interest, which shall be treated as paid as of such redemption date))), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any (other than any PIK Interest, which shall be treated as paid as of such redemption date)), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points, in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.
“Applicable Treasury Rate” means as of any date of redemption of Notes or date of acceleration, as applicable, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or date of acceleration, as applicable, (or in the case of a satisfaction and discharge pursuant to Article XI, two Business Days prior to the deposit of funds or securities with the Trustee or Paying Agent) (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2028 or from the date of acceleration to August 15, 2028, as applicable (any such period, the “Measurement Period”); provided, however, that if the Measurement Period is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the Measurement Period is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
“Asset Disposition” means:
(a)the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company, unless such Capital Stock is held by a Restricted Subsidiary); or
(b)the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions (each of the transactions referred to (a) or (b) in this definition, a “Disposition”);
in each case, other than:
(1)a Disposition by the Company or a Restricted Subsidiary to the Company, a Guarantor or a Captive Insurance Subsidiary (provided that such Disposition to a Captive Insurance Company is for the bona fide purpose of operating a Captive Insurance Company); provided that in the case of a Disposition of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral disposed of to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;
(2)a Disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;
(3)a Disposition of inventory or other assets (including Settlement Assets) in the ordinary course of business or no longer used in the ordinary course of business;
(4)a Disposition of obsolete, worn-out, uneconomic or damaged property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);
(5)transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;
(6)an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Guarantor or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company; provided that in the case such Capital Stock is Collateral, the Company or such Subsidiary shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Capital Stock issued to the Company or such Subsidiary, together with such financing statements or comparable documents as may be required to perfect any security interests in such Capital Stock which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;
(7)any Dispositions of Capital Stock, properties or assets for which the Company or its Restricted Subsidiaries receive aggregate consideration (together with any other such Dispositions permitted under this clause during such fiscal year) of less than $5.0 million in any fiscal year; provided that (i) no ADESA Asset Disposition shall be permitted under this clause and (ii) the Company or the applicable Restricted Subsidiary receives Fair Market Value for such Disposition;
(8)any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment;
(9)Dispositions in connection with Permitted Liens;
(10)Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(11)(i) conveyances, sales, transfers, licenses or sublicenses or other Dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property or (ii) Dispositions of intellectual property or software pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement, in each case, in the ordinary course of business, which do not materially interfere with the business of the Company or its Restricted Subsidiaries, taken as a whole; provided that any such Disposition is at Fair Market Value;
(12)the lease or sublease of any real property and the lease, assignment, license, sublease or sublicense of any personal property, in either case, in the ordinary course of business and for which the Company or the applicable Restricted Subsidiary receives Fair Market Value;
(13)foreclosure, condemnation or any similar action with respect to any property or other assets;

(14)the sale or discount (with or without recourse) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable; provided that (i) such receivable arose in the ordinary course of business and (ii) such sale, discount, conversion or exchange occurs in the ordinary course of business, on commercially reasonable terms and for credit management purposes;
(15)(i) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) Dispositions of property to the extent that the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business, in each case under (i), (ii) and (iii) only if any such replacement property is Collateral;
(16)any Disposition of Securitization Assets, Vehicle Assets or Receivables Assets, or beneficial interests or participations therein, in connection with any Securitization Facility, Floor Plan Facility or Receivables Facility, or the Disposition of an account receivable in connection with the collection or compromise thereof, provided that any such Disposition is on then prevailing market terms, on an arm’s length basis, in the ordinary course of business at Fair Market Value;
(17)any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;
(18)the unwinding of any Cash Management Services or Hedging Obligations;
(19)the Disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition, provided that any such Disposition shall not result in the release of any Guarantor; and
(20)any sale, transfer or other Disposition of any Ally Collateral by any Grantor at the direction of the Controlling Senior Secured Party (as defined in the Ally Intercreditor Agreement); provided that the Excess Collateral Proceeds from such sale, transfer or other Disposition of Ally Collateral are applied in accordance the covenant described under Section 3.5 so long as such application is not prohibited by the Ally Intercreditor Agreement;
provided that any Disposition of a Material Asset shall be deemed to be an Asset Disposition
In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.
“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Interest Facility” means a financing arrangement between the Company or a Restricted Subsidiary and any non-Affiliate pursuant to which the Company or such Restricted Subsidiary incurs Indebtedness secured by beneficial interests in respect of any Securitization Facility; provided that (i) the financing terms, covenants and other provisions thereof shall be on market terms (as determined by the Company in good faith and in a commercially reasonable manner) and (ii) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse to any other assets of the Company or any Restricted Subsidiary other than on an unsecured basis as required under the risk retention regulations in Regulation RR, 17 C.F.R. Part 246, of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.
Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close.
“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.
“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
“Captive Insurance Company” means any Person that is subject to regulation as an insurance company (or any Subsidiary thereof necessary for the bona fide purposes of operating a Captive Insurance Company) to insure the risks of its owners.
“Captive Insurance Subsidiary” means any Captive Insurance Company that is a Subsidiary of the Company.
“Cash Equivalents” means:
(1) (a) Dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, or Euro; or (b) in the case of any Foreign Subsidiary, any other foreign currency held by the Company and its Restricted Subsidiaries in the ordinary course of business;

(2)securities issued or directly and fully Guaranteed or insured by the United States of America, Canadian, Swiss, French, German or United Kingdom governments or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;
(3)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;
(4)repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;
(5)securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;
(6)commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;
(7)marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) and in each case maturing within 24 months after the date of creation or acquisition;
(8)readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, France, Germany or the United Kingdom, or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;
(9)readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);
(11)with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(12)[reserved];
(13)bills of exchange issued in the United States of America, Canada, Switzerland, France, Germany or the United Kingdom eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(14)investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;
(15)[reserved];
(16)[reserved];
(17)[reserved];
(18)interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above;
(19)for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date; and
(20)solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (19) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (19) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash

Equivalents under this definition (other than clause (19) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in Default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business.
“Change of Control” means:
(1)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company;
(2)any merger or consolidation of the Company with or into another Person or any merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;
(3)the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any parent company of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company, any of its Restricted Subsidiaries or one or more Permitted Holders;
(4)the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of any Voting Stock of Carvana Operations HC LLC to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or a Guarantor;
(5)the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that the Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 75% of the total economic power of the Voting Stock of the Company; or
(6)the common shares of the Company cease to be listed or quoted on either of the New York Stock Exchange, the Nasdaq Stock Market or any of their respective successors.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means any asset or property of the Company or any Guarantor securing, or purporting to secure, the Note Obligations pursuant to any Notes Collateral Document, excluding, for the avoidance of doubt, the Excluded Assets.
“Collateral Documents” means, collectively, any security agreements, hypotecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bond or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Secured Notes Collateral Agent for its benefit and the benefit of the Trustee, the Secured Notes Collateral Agent and the Holders in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.
“Company” means Carvana Co., a Delaware corporation, subject to Article IV.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet; provided that depreciation of vehicle expense (solely relating to inventory) shall not constitute Consolidated Depreciation and Amortization Expense.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)increased (without duplication) by:
(a)provision for taxes based on income or profits, revenue or capital, including federal, state, provincial, territorial, local, foreign, unitary excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including any additions to such taxes and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus
(b)Fixed Charges of such Person for such period (including net losses (but excluding net gains) on any Hedging Obligations or other Derivative Instruments entered into for the purpose of hedging interest rate, currency or commodities risk); plus
(c)Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(d)any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, the incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering of the Notes or any Credit Facilities, and (ii) any amendment, waiver or other modification of the Notes, any Credit Facilities, or any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(e)(i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus
(f)any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(g)[reserved];
(h)the amount of “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that all steps have been taken, or are reasonably expected to be taken, in good faith, for realizing such cost savings within 18 months after the date of determination and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Company); provided that the aggregate amount added back pursuant to this clause (h) and the first sentence of the third paragraph under the definition of “Fixed Charge Coverage Ratio” with respect to cost savings and synergies may not exceed 25% for any four fiscal quarter period of Consolidated EBITDA for any period (prior to giving effect to any increase pursuant to this clause (h) or such sentence); plus
(i)net unrealized foreign exchange losses (after any offset) resulting from the impact of foreign currency changes; plus
(j)net unrealized losses (after any offset) from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“Topic 815”) and related pronouncements; plus
(k)for the avoidance of doubt, any amounts paid under the Tax Receivable Agreement; and
(2)decreased (without duplication) by
(a)non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus
(b)any net unrealized gains (after any offset) resulting from the impact of foreign currency changes; plus

(c)net unrealized gains (after any offset) from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)consolidated interest expense of such Person and its Restricted Subsidiaries for such period (other than interest expense under any Floor Plan Facility, Receivables Facility or Securitization Facility), to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue or debt discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other Derivative Instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and (f) Securitization Fees related to a Securitization Facility meeting the definition of Indebtedness, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (w) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated Hedging Obligations and other commissions, financing fees and expenses and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus
(2)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by an Officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);
(2)solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(4)(iv)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Company and the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the applicable Notes or this Indenture and (c) restrictions specified in Section 3.4(b)(14)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(3)any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company);
(4)any extraordinary, exceptional, or nonrecurring loss, charge or expense (including any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions)), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing;
(5)the cumulative effect of a change in law, regulation or accounting principles, including any impact resulting from an election by the Company to apply IFRS at any time following the Issue Date;
(6)any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards by the Company and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;
(7)all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(8)any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;
(9)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Capital Stock, debt refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges incurred during such period as a result of any such transaction, in each case whether or not successful;
(10)any unrealized or realized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealized or realized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(11)any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;
(12)any recapitalization accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(13)any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to GAAP;
(14)any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other Derivative Instruments;
(15)accruals and reserves that are established or adjusted (including any adjustment of estimated payouts on existing earn-outs) that are so required to be established as a result of adoption or modification of accounting policies;
(16)any net realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification 825 and related pronouncements;
(17)any gain (or loss) on sales of loans other than to the extent such gains are recognized on sales of loans originated in the ordinary course of business and to the extent such loans were so originated no earlier than 3 months prior to the beginning of the applicable measurement period;
(18)[reserved];
(19)[reserved]; and
(20)any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.
“Consolidated Total Corporate Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Services and intercompany Indebtedness), plus (b) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date, minus (c) the aggregate amount of Indebtedness in respect of any Floor Plan Facility, Receivables Facility, Securitization Facility, Beneficial Interest Facility and Indebtedness Incurred to finance the acquisition of Haulers minus (d) unrestricted cash and Cash Equivalents held by the Company and its Restricted Subsidiaries on such date of determination (in an amount not to exceed $200.0 million) (provided that the cash proceeds of any proposed Incurrence of Indebtedness shall not be included in this clause (c) for purposes of calculating the Consolidated Total Corporate Leverage Ratio), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Corporate Leverage Ratio” means, as of any date of determination, the ratio of (x) the Consolidated Total Corporate Indebtedness as of such date to (y) LTM EBITDA.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (for the purposes of this definition, “primary obligations”) of any other Person (for the purposes of this definition, the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)to advance or supply funds:
(a)for the purchase or payment of any such primary obligation; or
(b)to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Copyright” means all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications.
“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and the Collateral Documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.
“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Notes” means certificated Notes.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).
“Designated Non-Cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.
“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock and other than any Preferred Stock issued by a Subsidiary of the Company) that is issued for cash (other than to the

Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (20) of the definition of “Permitted Investments.”
“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part.
in each case, on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof.
“Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Equity Offering” means (x) a primary offering and sale of Capital Stock of the Company or of Carvana Group, LLC for cash (other than through the issuance of Disqualified Stock or Designated Preferred Stock) other than (a) offerings registered on Form S-4 or S-8 (or any relevant successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company and (b) issuances of Capital Stock of the Company or of Carvana Group, LLC to any Subsidiary of the Company or (y) a cash equity contribution to the Company.
“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated April 27, 2017, by and among the Company, Carvana Group, Carvana Co. Sub LLC and the holders of the Company’s Common Units (as defined therein).
“Excluded Assets” has the meaning assigned to such term in the Notes Security Agreement.
“Existing Unsecured Debt” means, with respect to any Person, any senior unsecured Indebtedness outstanding on the Issue Date.
“Fair Market Value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith and in a commercially reasonable manner.
“FinCo” means Carvana FAC, LLC and any other entity that owns or controls the Company’s loan origination and financing platform.
“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part as ratio debt under Section 3.2(a) and in part pursuant to one or more clauses of the definition of “Permitted Debt” in Section 3.2(b) (other than in respect of clause (5) of such definition), for purposes of the pro forma calculation, such calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to the provisions in Section 3.2(b).
For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansions and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational changes, business expansions or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company including cost savings and synergies that are reasonably identifiable and factually supportable and reasonably expected to result within 24 months following the consummation of the relevant transaction; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this sentence with respect to cost savings and synergies for any four fiscal quarter period, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (1)(h) of the definition thereof for such period, shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (1)(h) or this sentence with respect to any such cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum of:
(1)Consolidated Interest Expense of such Person for such Period;
(2)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person or its Subsidiaries during such period; and
(3)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.
“Floor Plan Facility” means (x) the Initial First Lien Inventory Financing Agreement (as defined in the Ally Intercreditor) or (y) any agreement from any bank or asset-based lender or any one or more securitization, financing, factoring or sales transactions in the ordinary course of business, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any Restricted Subsidiary incurs Indebtedness for which substantially all of the net proceeds are based on the cost to, purchase, produce, transport, recondition, refurbish, finance or refinance Vehicle Assets; provided that there are no Liens securing any such Indebtedness Incurred thereunder other than Liens, in the case of clause (x) above, on the Ally Collateral or, in the case of clause (y) above, on assets whose encumbrance is consistent with traditional floor plan facilities; provided further that any Indebtedness Incurred under all Floor Plan Facilities (other than pursuant to clause (x) above) (I) in the aggregate does not exceed 95% of the total cost of the Company’s otherwise unencumbered Vehicle Assets, net of cash reserves, if any, (II) are bona fide financing transactions, on then prevailing market terms on an arm’s length basis, (III) contain customary terms and counterparties for such facility at such time, and (IV) the proceeds of which are used in the ordinary course of business. In the event of a Floor Plan Facility with an Affiliate, the Indebtedness Incurred under such Floor Plan Facility with an Affiliate shall (x) be up to an aggregate principal amount at the time of Incurrence not exceeding $200 million, (y) satisfy the conditions set forth in clauses (I) to (IV) of the preceding proviso and (z) not include a redemption or prepayment premium, or any other form of non-interest based fee.
“Floor Plan Facility Obligations” means the Obligations outstanding under the Floor Plan Facility from time to time, which Obligations are secured by Liens that are senior in priority to the Liens securing the Notes and the Note Guarantees (and any other Pari Passu Lien Obligations) with respect to the Ally Collateral.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Company may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company, including pursuant to Section 13 or Section 15(d) of the Exchange Act, in IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including, without limitation, any supra national bodies such as the European Union or the European Central Bank).
“Grantor” means the Issue Date Grantor and any other entity that grants a security interest to secure the secured obligations of the Company.
“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(1)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means (i) each Subsidiary of the Company as of the Issue Date except any Captive Insurance Subsidiary, Securitization Subsidiary, Immaterial Subsidiary or Permitted Joint Venture (unless and until required to provide a Note Guarantee pursuant to the terms hereof), provided that notwithstanding the foregoing, FinCo shall be a Guarantor and (ii) any other Subsidiary that provides a Note Guarantee after the Issue Date, in each case until any such Note Guarantee is released in accordance with the terms of this Indenture.
“Haulers” means any single or multi-car hauler or any vehicle or equipment used for the transportation of vehicles or equipment.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that (i) has not guaranteed any other Indebtedness of the Company or any Guarantor and (ii) has total assets and revenues of less than 2.0% of Total Assets and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), have total assets and revenues of less than 5.0% of Total Assets, in each case, (x) measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary and (y) including any intercompany assets or liabilities of such Restricted Subsidiary that are otherwise netted in accordance with GAAP.
“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)the principal of indebtedness of such Person for borrowed money (including, for the avoidance of doubt, any vehicle financing, customer financing and equipment financing);
(2)the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);
(4)the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(5)Capitalized Lease Obligations of such Person;
(6)the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock;
(7)the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;
(8)Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (5); and any Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (3), (4) and (9) of other Persons to the extent Guaranteed by such Person; and
(9)to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
with respect to clauses (1), (2), (4) and (5) above, if any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be the principal amount of Indebtedness, or liquidation preference thereof. Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)Contingent Obligations Incurred in the ordinary course of business, other than Guarantees or other assumptions of Indebtedness;
(ii)Cash Management Services;

(iii)any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business;
(iv)obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business;
(v)in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(vi)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(vii)[reserved];
(viii)for the avoidance of doubt, any obligations under the Tax Receivable Agreement;
(ix)[reserved]; or
(x)amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 4.1.
“Indenture” means this Indenture as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company or any director of the Company.
“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.
“Intercreditor Agreements” means the Ally Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Junior Intercreditor Agreement, and any Senior Intercreditor Agreement.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.
For purposes of Section 3.3 hereof, if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.
“Investment Grade Securities” means:
(1)securities issued or directly and fully Guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and
(4)investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution. “Investment Grade Status” shall occur when the Notes receive two of the following:
(i)a rating of “BBB-” or higher from S&P;
(ii)a rating of “Baa3” or higher from Moody’s;
(iii)a rating of “BBB-” or higher from Fitch;
or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.
“Investor” means, (a) Ernest Garcia, II, Ernest Garcia, III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) (b) any brothers, sisters, children of brothers and sisters, grandchildren, grandnieces, grandnephews and other members of his immediate family and other descendants of the Garcia Parties; (c) in the event of the incompetence or death of any of the Persons described in clauses (a) and (b), such Person’s estate, executor, administrator, committee or other personal representative; and (d) any trusts created for the benefit of the Persons described in clause (a) or (b).
“Issue Date” has the meaning ascribed to it in the recitals of this Indenture.
“Issue Date Grantor” means Carvana, LLC, an Arizona limited liability company.
“Issuer” has the meaning assigned to it in the recitals of this Indenture.
“Junior Indebtedness” means any secured Indebtedness of the Company other than Senior Lien Obligations or Pari Passu Lien Obligations, provided that any such Indebtedness (i) is not guaranteed by any Person that is not a

Guarantor, (ii) is not secured by any asset that is not Collateral and (iii) shall be subject to a Junior Intercreditor Agreement.
“Junior Intercreditor Agreement” means any intercreditor agreement among, inter alios, the Secured Notes Collateral Agent and the agent, representative or other secured party(ies) representing the holders of Junior Indebtedness which governs the relative rights and obligations between such holders, the holders of 2028 Notes, the holders of 2030 Notes and the Holders hereunder in the form of Exhibit D to this Indenture.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”
“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary not exceeding $10.0 million.
“Management Stockholders” means the members of management of the Company or its Subsidiaries who are holders of Capital Stock of the Company on the Issue Date.
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) the rights and remedies (taken as a whole) of the Secured Notes Collateral Agent under the Notes Documents, taken as a whole.
“Material Assets” means any assets or properties (including, without limitation, all Patents, Trademarks, Copyrights, and other intellectual property rights) that, individually or in the aggregate, are fundamental to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.
“Material Assets Provision” means, notwithstanding anything in this Indenture or the other Notes Documents to the contrary, (a) no Investment or Restricted Payment of Material Assets may be made, directly or indirectly, from the Company or any Guarantor to any Person that is not a Guarantor and (b) no Subsidiary of the Company that is not a Guarantor may, directly or indirectly, hold any Material Assets at any time, including assets or property that were Material Assets at the time of acquisition by such Subsidiary or become Material Assets thereafter.
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Mortgage Facility” means Indebtedness secured solely by Liens consisting of mortgages, deeds of trust, or other deeds on real property owned or leased by the Company or any of its Subsidiaries where the principal amount of such Indebtedness does not exceed the Fair Market Value of such real property at the time such Mortgage Facility is entered into and such Indebtedness is non-recourse to the Company or any Guarantor.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization as defined by the SEC in Section 3(a)(62) of the Exchange Act.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received) therefrom, in each case net of:
(1)all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;
(2)all payments made on any Indebtedness that is secured with a higher priority than the Notes and the Note Guarantees by any assets subject to such Asset Disposition (other than Senior Lien Obligations, which shall be subject to Section 3.5), in accordance with the terms of any Lien upon such assets, and that is required (other than pursuant to Section 3.5) to be paid as a result of such transaction, or which must by its terms, or by applicable law be repaid out of the proceeds from such Asset Disposition;
(3)all distributions and other payments required to be made to minority interest holders (other than the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;
(4)the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and
(5)any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of out-of-pocket fees and expenses directly relating to such issuance or sale.
“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.
“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.
“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).
“Note Obligations” means the Obligations under this Indenture, the Notes (including any Additional Notes) and the other Notes Documents.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.
“Notes Collateral Documents” means the Notes Security Agreement, the Intercreditor Agreements and all of the other Collateral Documents evidencing or creating or purporting to create any security interests in favor of the Secured Notes Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified, or otherwise changed from time to time.
“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto, and shall initially be the Trustee.
“Notes Documents” means the Notes (including Additional Notes), the Note Guarantees, Notes Collateral Documents and this Indenture.
“Notes Security Agreement” means the Security Agreement executed by the Grantors party thereto in favor of the Secured Notes Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).
“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings and including, for the avoidance of doubt, PIK Interest), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the final exchange offering memorandum and consent solicitation statement, dated August 2, 2023, relating to the offering by the Issuer of $1,000 million aggregate principal amount of 9.0% / 12.0% Cash / PIK Senior Secured Notes due 2028, $1,500 million aggregate principal amount of 9.0% / 11.0% / 13.0% Cash / PIK Senior Secured Notes due 2030 and $1,876 million aggregate principal amount of 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“OID Legend” means the legend set forth in Section 2.1(d)(3).
“Opinion of Counsel” means a written opinion from legal counsel that is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.
“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes (without giving effect to collateral arrangements); provided that any such Indebtedness (i)     is not guaranteed by any Person that is not a Guarantor, (ii) is not secured by any asset that is not Collateral, (iii) shall not have an optional redemption premium, schedule or similar economic entitlement which is more favorable to the holders of such Pari Passu Lien Obligations than that applicable to the Notes and (iv) is subject to the Pari Passu Intercreditor Agreement.

“Pari Passu Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date among, inter alios, the Secured Notes Collateral Agent and the agent, representative or other secured party(ies) representing the holders of Pari Passu Lien Obligations which governs the relative rights and obligations between such holders, the holders of 2028 Notes, the holders of 2030 Notes and the Holders hereunder.
“Pari Passu Lien Obligations” means Pari Passu Indebtedness secured by Liens with Pari Passu Lien Priority with respect to the Collateral.
“Pari Passu Lien Priority” means, with respect to Liens securing Pari Passu Lien Obligations, Liens that have equal Lien priority on the Collateral and the holders of such Pari Passu Lien Obligations are subject to the Pari Passu Intercreditor Agreement and the other Intercreditor Agreements (as applicable).
“Patent” means patents and patent applications, together with all inventions, designs or improvement described or claimed therein, and all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof.
“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof and that, prior to and immediately after giving effect to such transaction or transactions, no Event of Default shall have occurred or be continuing or would occur as a consequence thereof; provided further that any assets received in such Permitted Asset Swap shall constitute Collateral.
“Permitted Holders” means, collectively, (i) the Investor, (ii) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (iii) the Management Stockholders, (iv) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Capital Stock of the Company, acting in such capacity, and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company held by such group.
“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):
(1)Investments in (a) a Guarantor (including the Capital Stock of a Guarantor) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Guarantor;
(2)Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Guarantor;
(3)Investments in cash, Cash Equivalents or Investment Grade Securities;
(4)Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)Investments in payroll, travel, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)Management Advances;
(7)Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from an Asset Disposition permitted under this Indenture;
(9)Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;
(10)Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;
(11)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;
(12)any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock);
(13)any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Section 3.8(b)(1), (6), (8) and (14));
(14)Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or services, in any case, in the ordinary course of business and in accordance with this Indenture;
(15)(i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof, (ii) (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (iii) performance guarantees with respect to obligations that are permitted by this Indenture;
(16)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(17)Investments of a Guarantor acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Guarantor after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(19)contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;
(20)Investments in Permitted Joint Ventures that are Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the sum of (x) $400.0 million plus (y) 25.0% of LTM EBITDA plus (z) 100% of the aggregate amount of cash in excess of $850.0 million received by the Company from the issue or sale of its Capital Stock or from the issue and sale of the LLC Units in Carvana Group LLC (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) subsequent to the TSA Date (the proceeds of which are not used to increase capacity for Indebtedness in respect of Senior Lien Obligations under Section 3.2(b)(1)) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), such amount permitted by this clause (z) not to exceed in the aggregate $1,500.0 million; provided that (i) any such Investment made pursuant to clauses (20)(y) or (z) shall reduce the amount of Investment capacity under clauses (21)(y) or (z) below (respectively) on a dollar-for-dollar basis to a minimum of zero and (ii) any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) received by a Guarantor in respect of such Investments shall credit back on a dollar-for-dollar basis such Investment capacity up to an aggregate amount not to exceed the aggregate Investments made pursuant to clauses (x), (y), and (z) provided further, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Guarantor at the date of the making of such Investment and such person becomes the Company or a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Company or a Guarantor (and the resultant increase to the amount available under this clause (20) shall be the lesser of (i) the Fair Market Value of the Company’s Investment in such Permitted Joint Venture as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Investment was originally made in such Permitted Joint Venture);
(21)additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the sum of (x) $100.0 million plus (y) 25.0% of LTM EBITDA plus (z) 50% of the aggregate amount of cash in excess of $850.0 million received by the Company from the issue or sale of its Capital Stock or from the issue or sale of LLC Units in Carvana Group LLC (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) subsequent to the TSA Date (the proceeds of which are not used to increase capacity for Indebtedness in respect of Senior Lien Obligations under Section 3.2(b)(1)), such amount permitted by this clause (z) not to exceed in the aggregate $1,500.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (i) any such Investment made pursuant to clauses (21)(y) or (z) shall reduce the amount of Investment capacity under clauses (20)(y) or (z) (respectively) above on a dollar-for-dollar basis to a minimum of zero and (ii) any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) received by a Guarantor in respect of such Investments shall credit back on a dollar-for-dollar basis such Investment capacity up to an aggregate amount not to exceed the aggregate Investments made pursuant to clauses (x), (y), and (z); provided further, however, (i) that any Investment under clause 21(y) or (z) that is not made in respect of a Subsidiary shall meet the following criteria: (a) the Investment must be in an enterprise that is engaged primarily in a Similar Business, (b) the Investment is made in good faith for the primary bona fide purpose of engaging in such Similar Business (and, for the avoidance of doubt, not for the purpose of directly or indirectly releasing any Guarantees or Liens in favor of the Notes), (c) the enterprise in which the Investment is made cannot own any Indebtedness of the Company, (d) the equity in such Investment held by the Company or a

Guarantor must be pledged on a first priority basis to secure the Notes, and (f) the Investment cannot be made in the form of an Investment of ADESA U.S. Auction, LLC, a Delaware limited liability company, and/or its Subsidiaries; any of the ADESA Business, real property or Material Assets; and (ii) that if any Investment pursuant to this clause is made in any Person that is not the Company or a Guarantor at the date of the making of such Investment and such person becomes the Company or a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Company or a Guarantor (and the resultant increase to the amount available under this clause (21) shall be the lesser of (i) the Fair Market Value of the Company’s Investment in such Person as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Investment was originally made in such Person);
(22)[reserved];
(23)(i) Investments arising in connection with a Securitization Facility, Floor Plan Facility, or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets, Vehicle Assets or Receivables Assets in connection with a Securitization Facility, Floor Plan Facility or Receivables Facility;
(24)repurchases of Notes, 2028 Notes or 2030 Notes, provided that any Notes so repurchased shall be (i) made in compliance with Section 5.7 hereof and (ii) cancelled promptly upon consummation of such repurchase;
(25)[reserved];
(26)[reserved];
(27)guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business;
(28)[reserved];
(29)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;
(30)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers; and
(31)Investments (i) by a Captive Insurance Company made in the ordinary course of its business, and (ii) in a Captive Insurance Company in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Company.
Notwithstanding the foregoing, other than pursuant to clauses (20) and (21) above. no Investment in any Subsidiary of the Company which is not a Wholly Owned Subsidiary of the Company shall be a Permitted Investment unless such Subsidiary is a Guarantor
“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any Guarantor is a joint venturer; provided, however, that: (a) the joint venture is engaged primarily in a Similar Business, (b) the joint venture is entered into in good faith for the primary bona fide purpose of engaging in such Similar Business (and, for the avoidance of doubt, not for the purpose of directly or indirectly releasing any Guarantees or Liens in favor of the Notes), (c) the joint venture partner(s) are not Affiliates of the Company, (d) such joint venture partner(s) own at least 10% of each of the voting and economic interests in such joint venture, (e) the equity in such joint venture held by the Company or a Guarantor must be pledged on a first priority basis to secure the Notes, (f) the joint venture has no Indebtedness other than non-recourse debt and does not own any Indebtedness of the Company or any other Restricted Subsidiary and (g) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; provided that such joint venture has been designated as a Permitted Joint Venture by the Company and evidenced by an Officer’s Certificate delivered to the Trustee, which designation has not been revoked in accordance with the last sentence of this definition. The Company may revoke an election of a Permitted Joint Venture at any time; provided that upon such revocation (i) such entity shall promptly provide a Guarantee of the Notes and (ii) any Indebtedness (other than unsecured Indebtedness and Junior Indebtedness) of such entity outstanding at such time shall require (and use) capacity for Indebtedness in respect of Senior Lien Obligations permitted to be incurred under clause (1) of Section 3.2(b).
“Permitted Liens” means, with respect to any Person:
(1)[reserved];
(2)pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;
(3)Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;
(4)Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof;
(5)encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(6)Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 3.2(b)(9)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(8)Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;
(9)Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;
(10)Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(11)Liens existing on the Issue Date (other than Liens securing Indebtedness and other Obligations secured pursuant to clauses (19), (21) and (34) of this definition);
(12)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted

Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;
(13)Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or a Guarantor, or Liens in favor of the Company or any Restricted Subsidiary (excluding any Liens in favor of a Restricted Subsidiary that is not a Guarantor unless such Lien is granted by another Restricted Subsidiary that is not a Guarantor);
(14)Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced and (b) any such Lien has the same or junior priority as the initial Lien;
(15)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(16)(i) any customary encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement made in the ordinary course of business and (ii) Liens securing Indebtedness incurred by Permitted Joint Ventures pursuant to Section 3.2(b)(11); provided that such Liens do not extend to any property or assets other than those of such applicable Permitted Joint Venture;
(17)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(18)Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(19)Liens securing Indebtedness and other Obligations in respect of (i) Senior Lien Obligations under Section 3.2(b)(1), (ii) Pari Passu Lien Obligations under Section 3.2(b)(2), (iii) Pari Passu Lien Obligations under Section 3.2(b)(14) and (iv) Junior Indebtedness under Section 3.2(a);
(20)Liens securing Indebtedness and other Obligations under Section 3.2(b)(6)(y); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;
(21)Liens securing Indebtedness and other Obligations permitted by Section 3.2(b)(7), Section 3.2(b)(8) (other than on the Collateral) or Section 3.2(b)(18);

(22)[reserved];
(23)[reserved];
(24)any security granted over the marketable securities portfolio described in clause (15) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;
(25)Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(26)Liens on commercial vehicles or vehicle reconditioning equipment (excluding Vehicle Assets related to a Floor Plan Facility) of the Company or any Restricted Subsidiary in the ordinary course of business;
(27)Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;
(28)Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;
(29)Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;
(30)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of a bona fide agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;
(31)[reserved];
(32)[reserved];
(33)Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under Section 3.2 provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(34)Liens arising in connection with a Securitization Facility (other than on the Collateral), Floor Plan Facility or a Receivables Facility (other than on the Collateral);
(35)Settlement Liens;
(36)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(37)the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(38)restrictive covenants affecting the use to which real property may be put;
(39)Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary; and
(40)Liens on assets securing any Indebtedness owed to any Captive Insurance Company by the Company or any Restricted Subsidiary.
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.
Notwithstanding the foregoing, no Lien that is junior to the Liens securing any Senior Lien Obligations shall be a Permitted Lien unless such Lien is also junior to the Liens securing the Note Obligations.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.8 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred in any respect, including as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Priority Debt Cap” means the sum of (i) $1,150 million and (ii) an amount equal to (A) 100% of the aggregate amount of gross proceeds received by the Company or Carvana Group LLC in excess of $350 million resulting from the sale of by the Company of its Class A common stock or sale by Carvana Group LLC of its Capital Stock, in each case after the TSA Date, the proceeds of which are not used, whether directly or indirectly, to make any Restricted Payment or to make an Investment in any non-Guarantor, plus (B) any cash interest payments paid on the 2028 Notes (subject to a cap of $100 million) between the first and second anniversary of the Issue Date; provided that the sum under this clause (B) shall exclude any cash interest payments made on the Notes to Affiliates of the Company; provided further that (x) the amount available under the Priority Debt Cap shall be reduced by the aggregate amount of all Net Available Cash from Asset Dispositions applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any Senior Lien Obligations and/or any Indebtedness of any Permitted Joint Venture and (y) the Priority Debt Cap shall not exceed $1,500 million.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
“Receivables Assets” means (a) any accounts receivable (and the proceeds thereof) (i) owed to the Company or a Restricted Subsidiary pertaining to the acquisition, sale, lease or refinancing of vehicles, (ii) originated in either (x) bona fide, ordinary course transactions with non-Affiliate customers of the Company or (y) transactions with Affiliates that are not to exceed $1.0 million of accounts receivables and are bona fide, ordinary course transactions on arm’s length, and (iii) subject to a Receivables Facility and (b) all collateral securing such accounts receivable, all contracts and contract rights in respect of such accounts receivable, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse Floor Plan Facility, Receivables Facility, or Securitization Facility.
“Receivables Facility” means any arrangement between the Company or a Restricted Subsidiary and any third party pursuant to which (i)(a) the Company or such Restricted Subsidiary, as applicable, sells (directly or indirectly) Receivables Assets at Fair Market Value (as determined in good faith and in a commercially reasonable manner by the Company or a Restricted Subsidiary) in the ordinary course of business, (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and its Subsidiaries, and (c) the financing terms, servicing fees, covenants, termination events and other provisions thereof shall be on market terms (as determined by the Company in good faith and in a commercially reasonable manner), or (ii)(a) a Securitization Subsidiary Incurs Indebtedness by pledging Receivables Assets transferred to it by the Company or another Subsidiary to such third party at Fair Market Value (as determined in good faith and in a commercially reasonable manner by the Company or a Restricted Subsidiary) in the ordinary course of business, (b) the obligations of such Securitization Subsidiary thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company or any other Subsidiary, and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined by the Company in good faith and in a commercially reasonable manner) and may include Standard Securitization Undertakings and shall include any guaranty in respect of such arrangements. In connection with a Receivables Facility, and notwithstanding the above, Affiliates may purchase Receivables Assets from the Company or a Restricted Subsidiary in bona fide, ordinary course transactions at Fair Market Value on an arm’s length basis. For the avoidance of doubt, Affiliates shall not provide the Company or a Restricted Subsidiary financing for such Receivables Assets, including through any warehouse financing arrangement.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness ; provided, however, that:
(1)(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively;
(2)Refinancing Indebtedness shall not include:
(i)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or
(ii)[reserved];
(3)such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including premiums, capitalized interest, accrued and unpaid interest and defeasance costs) of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing;
(4)to the extent such Refinancing Indebtedness is Incurred or Guaranteed by the Company or a Guarantor, it may not be Incurred or Guaranteed by any Person that is not the Company or a Guarantor;
(5)to the extent that such Refinancing Indebtedness is secured on Collateral, it may not be secured by any asset that is not Collateral; and
(6)to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Indebtedness being refunded or refinanced.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.
“Restricted Notes Legend” means the legends set forth in Section 2.1(d)(1).
“Restricted Subsidiary” means a Subsidiary of the Company (including, without limitation, any Permitted Joint Venture) and, for the avoidance of doubt, any reference to a “Subsidiary” in the context of “Company’s Subsidiaries,” “Subsidiaries of the Company”, “Company and its Subsidiaries” or any phrase of similar import shall mean a Restricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by or at the direction of the Company or such Restricted Subsidiary to a third Person (which is not an Affiliate of the Company and which is not a Permitted Joint Venture) in contemplation of such leasing.
“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Notes Collateral Agent” means U.S. Bank Trust Company, National Association, a national banking association, together with its successors and assigns, in its capacity as Secured Notes Collateral Agent under this Indenture.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Asset” means, with respect to any Securitization Facility, (a) any accounts receivable, vehicle leases and leased vehicles, or loan receivables, in each case, arising from bona fide, ordinary course vehicle sale transactions with non-Affiliate customers of the Company, (b) any securities backed by such accounts receivable, vehicle leases and leased vehicles, or loan receivables and (c) all collateral securing such receivable or asset, all contracts and contract rights in respect of such receivable or asset, guarantees or other obligations in respect of such receivable or asset, and lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts receivable, vehicle leases and leased vehicles, or loan receivables in connection with a securitization, factoring, or receivable sale transaction.
“Securitization Facility” means any securitization transaction, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other non-Affiliate such that (i) all sales, transfers, pledges, or other conveyances of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any non-Affiliate are made for Fair Market Value (as determined in good faith and in a commercially reasonable manner by the Company or a Restricted Subsidiary) in the ordinary course of business, and (ii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith and in a commercially reasonable manner by the Company or a Restricted Subsidiary) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness permitted under this Indenture shall not be deemed a Securitization Facility.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or beneficial or participation interest therein issued or sold in connection with, and other distributions, fees, expenses and Vehicle Assets charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Securitization Facility, Floor

Plan Facility or Receivables Facility; provided that any Securitization Fees shall be (i) on an arm’s length basis at Fair Market Value and (ii) in the ordinary course of business.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets, Vehicle Assets or Receivables Assets in a Securitization Facility, Floor Plan Facility or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets, Vehicle Assets or Receivable Assets arising as a result of a breach of an arm’s length representation, warranty or covenant or otherwise, including as a result of an asset, a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller; provided, however, that any Securitization Repurchase Obligations will not be inconsistent with typical Securitization Facilities prevailing in the marketplace.
“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Securitization Facilities or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.
“Senior Intercreditor Agreement” means any intercreditor agreement among, inter alios, the Secured Notes Collateral Agent and the agent, representative or other secured party(ies) representing the holders of Senior Lien Obligations which governs the relative rights and obligations between such holders, the holders of 2028 Notes, the holders of 2030 Notes and the Holders hereunder in the form of Exhibit C to this Indenture.
“Senior Lien Obligations” means Indebtedness which subordinates or has the effect of subordinating (in each case, whether contractually, structurally or otherwise) (1) the Liens securing the Note Obligations or any portion of the Note Obligations or (2) the Note Obligations or any portion of the Note Obligations in right of payment, in each case, to such Indebtedness; provided that in each case, any such Senior Lien Obligation Incurred, directly or indirectly, by the Company or any of its Subsidiaries:
(i)must generate net proceeds to the Company equal to no less than 95% of the stated principal amount of such Senior Lien Obligation, and which, prior to March 1, 2026, shall not be used, directly or indirectly, to repay, redeem, refinance or repurchase any Indebtedness or for any liability management transaction, other than pro rata redemptions of the Notes, the 2028 Notes and/or the 2030 Notes in accordance with the applicable redemption provisions in the applicable indenture governing such notes;
(ii)may not be Incurred or Guaranteed by any Person that is not the Company or a Guarantor;
(iii)may not be secured by any asset that is not Collateral;
(iv)may not be accompanied by the grant or issuance of equity or warrants in favor of, or the sale or conveyance of any other property or consideration from the Company or any Guarantor to, the lender or holder, as applicable, or Affiliate of such lender or holder, as applicable, of such Senior Lien Obligation;
(v)may provide for a redemption premium that is no greater than 10% of the principal amount of such Senior Lien Obligations at the time of issuance; provided, however, that such redemption premium may not be triggered by the acceleration of all then-outstanding Senior Lien Obligations, including as a result of the occurrence of an event of default (howsoever described) equivalent to any of the Events of Default described in clause (9) or (10) of Section 6.1(a);

(vi)may not be issued with an original issue discount greater than 5% of the stated principal amount of such Indebtedness; and
(vii)shall be subject to a Senior Intercreditor Agreement.
(the foregoing clauses (i), (iv), (v), and (vi), the “Priority Debt Parameters”);
“Senior Lien Priority” means, with respect to Liens securing Indebtedness, Liens that are senior in priority to the Liens securing the Notes and the Note Guarantees (and any other Pari Passu Lien Obligations) with respect to the Collateral.
“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.
“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.
“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.
“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).
“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.
“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date; provided that, in the case of a Subsidiary that meets the criteria of clause (1)(iii) of the definition thereof but not clause (1)(i) or (1)(ii) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income or loss from continuing operations before income taxes (after intercompany eliminations) for the most recently completed fiscal year prior to the date of such determination exceeds $25.0 million (with such amount calculated pursuant to Rule 1-02(w) as in effect on the Issue Date).
“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be economically fair and reasonable to the Company and its Subsidiaries and otherwise consistent with an arms-length transaction with non-affiliates, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes and/or the Note Guarantees pursuant to a written agreement; provided that Existing Unsecured Debt may not, directly or indirectly, be or become Subordinated Indebtedness.
“Subsidiary” means, with respect to any Person:
(1)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(2)any partnership, joint venture, limited liability company or similar entity of which:
(a)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or
(3)any corporation, association or other business entity (including a partnership, joint venture, limited liability company or similar entity) which is consolidated with the Person for purposes of GAAP.
For the avoidance of doubt, any reference to a “Subsidiary” in the context of “Company’s Subsidiaries,” “Subsidiaries of the Company”, “Company and its Subsidiaries” or any phrase of similar import shall mean a Restricted Subsidiary.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated April 27, 2017, by and among Carvana Co., Carvana Group, LLC, a Delaware limited liability company and the TRA Holders (as defined therein) as of the Issue Date (without taking account of any subsequent amendment, extension, renewal, restatement, refund, replacement, supplement or other modification thereto).

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
“TIA” means the Trust Indenture Act of 1939, as amended.
“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.
“Trademark” means all trademarks, trade names, trade dress and logos, registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, and all renewals of the foregoing.
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“Trustee” means U.S. Bank Trust Company, National Association, a national banking association, together with its successors and assigns.
“TSA Date” means July 17, 2023.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Vehicle Asset” means any vehicles and/or vehicle parts, supplies or other inventory, to be sold or otherwise used in the ordinary course of business of the Company and its Restricted Subsidiaries, including any participations or beneficial interests therein.
“Vehicles” has the meaning assigned to such term in the definition of “Ally Collateral”.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1)the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by
(2)the sum of all such payments.
    “Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the references to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”

Section 1.2. Other Definitions.

Term	Defined in Section
“Acceleration Event”	6.1(c)
“Acceptable Commitment”	3.5(b)(3)(ii)
“Additional Restricted Notes”	2.1(b)
“Affiliate Notes”	2.14
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Applicable Premium Deficit”	8.4(1)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.5(a)
“Authenticating Agent”	2.2
“Authorized Agent”	13.17(a)
“Automatic Exchange”	2.6(e)
“Automatic Exchange Date”	2.6(e)
“Automatic Exchange Notice”	2.6(e)

“Automatic Exchange Notice Date”	2.6(e)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Collateral Disposition Offer”	3.5
“Covenant Defeasance”	8.3
“Default Direction”	6.1(a)
“Defaulted Interest”	2.12
“Directing Holder”	6.1(a)
“Election Date”	3.3
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Collateral Proceeds”	3.5(a)
“Excess Proceeds”	3.5(a)
“Foreign Disposition”	3.5(d)(i)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Initial Default”	6.1(b)
“Interest Payment Date”	Exhibit A
“Issuer Order”	2.2
“Judgment Currency”	13.9
“Legal Defeasance”	8.2
“Legal Holiday”	13.6

“Measurement Period”	“Applicable Treasury Rate”
“Note Guarantee”	10.1
“Noteholder Direction”	6.1(a)
“Notes Pro Rata Redemption”	3.5(b)(3)(ii)
“Notes Register”	2.3
“Performance References”	“Derivative Instrument”
“PIK Interest”	Exhibit A
“PIK Notes”	2.1
“PIK Payment”	Exhibit A
“Position Representation”	6.1(a)
“protected purchaser”	2.8
“Redemption Date”	5.6(a)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.1(b)
“Restricted Global Note”	2.6(e)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(b)(3)(ii)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.1(a)(1)

“Suspension Date”	3.17
“Suspension Period”	3.17
“Topic 815”	“Consolidated EBITDA”
“Unrestricted Global Note”	2.6(e)
“Verification Covenant”	6.1(a)

Section 1.3. Rules of Construction. Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(3)“or” is not exclusive;
(4)“including” means including without limitation;
(5)words in the singular include the plural and words in the plural include the singular;
(6)“will” shall be interpreted to express a command;
(7)the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;
(8)the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
(9)all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;
(10)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(11)except as otherwise stated, (a) references herein to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and
(12)references to “principal amount” of Notes include any increase in the principal amount of outstanding Notes (including the issuance of PIK Notes) as a result of a PIK Payment (as defined in Exhibit A).

Article II

THE NOTES
Section 2.1. Form, Dating and Terms.
(a)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,741,259,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) without the consent of any Holder (but subject to compliance with the covenants set forth in this Indenture). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.8, 2.10, 5.5 or 9.5, in connection with an Asset Disposition Offer or Collateral Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.
In addition, in connection with the payment of PIK Interest (as defined in Exhibit A) in respect of the Notes, the Issuer is entitled to, without the consent of the Holders and without regard to Section 3.2 hereof, issue additional Notes (the “PIK Notes”) under this Indenture having the same terms and conditions as the applicable outstanding Notes or increase the outstanding principal amount of the Notes in the amount of such PIK Interest. For the avoidance of doubt, references in this Indenture to the principal amount of Notes shall include any PIK Notes, as applicable.
Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.
With respect to any Additional Notes, the Issuer shall set forth in (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:
(A)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
(B)the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and
(C)whether such Additional Notes shall be Restricted Notes.
In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
The Initial Notes, the Additional Notes and any PIK Notes issued as a result of a PIK Payment, to the maximum extent possible, shall be considered collectively as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to repurchase and Holders of Additional Notes will share equally and ratably in the Collateral with other Holders, provided that any Additional Notes will not be issued with the same CUSIP number, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax and securities law purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
(b)The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be offered initially only to (A) Persons reasonably believed to be QIBs in reliance on Rule

144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.
Initial Notes, PIK Notes and any Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America (the “Rule 144A Notes”) shall be issued in the form of one or more permanent Global Notes substantially in the form of Exhibit A, which form is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, and registered in the name of such depositary and duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Initial Notes, PIK Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent Global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”). The Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.
Non-Affiliate Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system, directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”
The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds in accordance with the applicable procedures of DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
(c)Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. PIK Interest paid on the Notes, if elected to be paid, will be made in denominations of $1.00 and integral multiples of $1.00 in excess thereof, and, thereafter, the minimum denomination of the Notes on which PIK Interest has been paid will be $2,000 and integral multiples of $1.00 in excess thereof (except that PIK Interest paid in the form of additional Notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof).
(d)Restrictive and Global Note Legends.
(1)Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement, (ii) the Issuer receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Notes and the Regulation S Global Notes shall bear the following legend on the face thereof or (iii) an Automated Exchange has been effected with respect to a Rule 144A Global Note pursuant to Section 2.6(e):
THE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE DELIVERY OF SUCH EVIDENCE, IF ANY, REQUIRED UNDER THE INDENTURE PURSUANT TO WHICH THIS NOTE IS ISSUED) AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A (“RULE 144A”) THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (OTHER THAN PURSUANT TO RULE 144) (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), SUBJECT TO THE RECEIPT BY THE REGISTRAR OF A CERTIFICATION OF THE TRANSFEROR AND AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL AND EACH SUBSEQUENT HOLDER IS REQUIRED TO NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTION SET FORTH IN (A) ABOVE.

(2)Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
In the case of the Regulation S Global Note: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.
(3)Each Global Note, whether or not an Initial Note, shall bear the following legend (the “OID Legend”) on the face thereof:
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: CARVANA CO., 300 E. RIO SALADO PARKWAY, TEMPE, ARIZONA 85281, ATTENTION: PAUL BREAUX
(e)Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.
(1)Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(2)Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(3)In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(4)In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(5)The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(6)Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
(f)Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.
(1)Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(1).
(2)If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
(4)Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.
Section 2.2. Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,741,259,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) any PIK Notes issued in payment of PIK Interest and (4)  under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.
On any interest payment date on which the Issuer pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest whole Dollar, for the relevant interest period on the principal amount of such Global Note as of the relevant record date for such interest payment date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Note Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Note Custodian, to reflect such increase.  On any interest payment date on which the Issuer pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant record date for such interest payment date, shall be rounded up to the nearest whole Dollar.
The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Trustee, Paying Agent or agent for service of notices and demands.
In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
Section 2.3. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.
Section 2.4. Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (Eastern time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
Section 2.6. Transfer and Exchange.
(a)A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6 or Section 2.1(d)(1). The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.
(b)Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
(1)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and
(2)a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.
(c)Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
(1)a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(2)a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.7 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.
After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.7 or any additional certification.
(d)Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1)  an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear a Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(e)Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing such Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date (if no Additional Notes have been issued with the same CUSIP numbers as the Notes issued on the Issue Date), the Issue Date or (2) with respect to Additional Notes, if any (or with respect to Notes issued on the Issue Date if Additional Notes were issued with the same CUSIP number), the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may, at any time after the first anniversary of the later of the Issue Date and, if applicable, the original issue date of any Additional Notes, pursuant to the rules and procedures of DTC, Euroclear and Clearstream, as applicable, effect the Automatic Exchange by (i) providing written notice to DTC, Euroclear and Clearstream, as applicable, at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC, Euroclear and Clearstream, as applicable, to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with DTC, Euroclear and Clearstream, as applicable, (ii) providing prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “ISIN” (if any) and “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests shall be transferred and (z) the “ISIN” (if any) and “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests shall be transferred, and (iii) on or prior to the Automatic Exchange Date, delivering to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Issuer’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder in accordance with DTC’s applicable procedures.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuer. As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for DTC to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
In no event shall the failure of the Issuer to provide any notice set forth in this paragraph or of the Trustee to effect the Automatic Exchange constitute a failure by the Issuer to comply with any of its covenants or agreements set forth in this Indenture or otherwise. For the avoidance of doubt, the procedures described in this Section 2.6(e) apply to 144A Global Notes only and not to Regulation S Notes.
(f)Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(g)Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.
No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer taxes, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.8, 2.10, 3.5, 5.5 or 9.5).
The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to such Definitive Note set forth in Section 2.1(d)(1).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(h)No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(2) Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.
(i)Change in Law. Notwithstanding any provision of this Section 2.6 to the contrary, in the event that Rule 144 as promulgated under the Securities Act (or any successor rule) is amended to change the one-year holding period thereunder (or the corresponding period under any success rule), (i) each reference in (b) to “one year” and in the Restricted Notes Legend to “ONE YEAR” shall be deemed for all purposes hereof to be references to such changed period, (ii) the reference in (e) to the “366th calendar day” shall be deemed for all purposes hereof to be a reference to one day more than such changed period and (iii) all corresponding references in the Notes and the Restricted Notes Legends thereon shall be deemed for all purposes hereof to be references to such changed period; provided, that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This (i) shall apply to successive amendments to Rule 144 (or any successor rule) changing the holding period thereunder.
Section 2.7. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
Carvana Co.
300 E. Rio Salado Parkway
Tempe, Arizona 85281
Attention: Paul Breaux

U.S. Bank Trust Company, National Association
Global Corporate Trust Services
60 Livingston Avenue
St. Paul, MN 55107 | EP-MN-WS3C
Attention: Carvana Co. Administrator
Telecopy: (651) 466-7430
Re:    Carvana Co. (the “Issuer”)
9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 (the “Notes”)

Ladies and Gentlemen:
In connection with our proposed sale of $[_________________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Notes was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.
The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By:
    Authorized Signature

Section 2.8. Mutilated, Destroyed, Lost or Stolen Notes.
If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.
Upon the issuance of any new Note under this Section 2.8, the Issuer may require that the Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
Subject to the proviso in the initial paragraph of this Section 2.8, every new Note issued pursuant to this Section 2.8, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
The provisions of this Section 2.8 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 2.9. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.8 and those described in this Section 2.9 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.
If a Note is replaced pursuant to Section 2.8 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.8.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
Section 2.10. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
Section 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.
Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate set forth in Section 6.1(c) (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:
(a)The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The

Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.12(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.12(b).
(b)The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.12(b), such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13. CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.
Section 2.14. Affiliate Notes. If any Notes are purchased by an Affiliate (“Affiliate Notes”), such Affiliate Notes would continue to constitute part of the same series as the other Notes issued pursuant to this Indenture, except with respect to voting rights under this Indenture. However, such Affiliate Notes would be held in certificated form and would not be freely transferable until twelve months following their sale by any Affiliate to a non-Affiliate unless sold in a transaction registered under the Securities Act or pursuant to Rule 144.
Article III

COVENANTS
Section 3.1. Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. Eastern time on such date (i) the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture or (ii) in the case of a PIK Payment, the Issuer has delivered to the Trustee the documentation necessary to increase the principal balance of the Global Notes to pay PIK Interest or to issue the PIK Notes.
The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.
Section 3.2. Limitation on Indebtedness.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 1.00 to 1.00.
(b)Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):
(1) Indebtedness Incurred in respect of Senior Lien Obligations, and Guarantees in respect of such Indebtedness, in an aggregate principal amount not to exceed the Priority Debt Cap, and any Refinancing Indebtedness in respect thereof (subject to the Priority Debt Parameters and a Senior Intercreditor Agreement); provided that any such Indebtedness incurred pursuant to this clause (1), together with any Indebtedness incurred pursuant to clause (11), shall not exceed the Priority Debt Cap;
(2)Indebtedness (a) represented by the Notes (other than any Additional Notes), including any Guarantee thereof, and any Notes issued as a result of a PIK Payment, (b) represented by the 2028 Notes and the 2030 Notes, including any Guarantees thereof, in each case issued on the Issue Date, and any additional 2028 Notes and 2030 Notes issued as a result of a PIK Payment under the applicable indenture governing such notes and any Refinancing Indebtedness in respect of the foregoing clauses (a) and (b), and (c) Incurred in respect of Pari Passu Lien Obligations, and Guarantees in respect of such Indebtedness up to an aggregate principal amount at the time of Incurrence not exceeding $250 million;  provided,  that to the extent the Company has repurchased, redeemed or otherwise retired Indebtedness Incurred under the foregoing clauses (a) through (c), the Company shall be permitted to Incur additional Pari Passu Lien Obligations in an amount not to exceed the aggregate principal amount of Indebtedness so repurchased, redeemed or otherwise retired so long as (x) at such time of Incurrence, and in each case after giving pro forma effect thereto, the Company’s Consolidated Total Corporate Leverage Ratio shall be less than 6.00:1.00 and the Company’s Consolidated Total Corporate Indebtedness shall be less than $3,000 million (provided that the Company may Incur such additional Pari Passu Lien Obligations in an aggregate principal amount equal to 50% of the aggregate principal amount of Indebtedness so repurchased, redeemed or otherwise retired (subject to a cap of $500 million of additional Pari Passu Lien Obligations) without satisfying the requirements of this clause (x)), (y) such additional Pari Passu Lien Obligations satisfy the requirements of Refinancing Indebtedness and (z) any such Pari Passu Lien Obligations (or any Refinancing Debt in respect thereof) may not have any exit fee, premium or similar economic entitlement more favorable to the holders of such Indebtedness than that applicable to the Notes (as in effect on the Issue Date); provided further, that the amount available under this clause (2) shall be reduced by the aggregate amount of all Net Available Cash from Asset Dispositions applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any Pari Passu Lien Obligations;

(3)Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture and, in the case of any Guarantee that does not constitute Senior Lien Obligations or Pari Passu Lien Obligations, such Guarantee is subordinated to the Notes to same degree as the Indebtedness so guaranteed;
(4)Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:
(i)any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary; and
(ii)any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;
(5)Indebtedness represented by (a) any Indebtedness (other than Indebtedness Incurred pursuant to clauses (1), (2), (3) and (4) above) outstanding on the Issue Date and any Guarantees thereof and (b) Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (1) (provided that to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness has a Lien priority junior to the Liens securing the Notes),, (2) (provided that to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness has a Lien priority junior to the Liens securing the Notes), (5) or (6) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a);
(6)Indebtedness of (x) the Company or any Guarantor Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Guarantor or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:
(a)after giving pro forma effect to the Company’s Incurrence of at least $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be not be equal to or less than 1.00 to 1.00; or
(b)such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Guarantor or was otherwise acquired by the Company or a Guarantor); provided that, in the case of this clause (b), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;
(7)Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(8)Indebtedness of the Company or any Guarantor (i) represented by Capitalized Lease Obligations or Purchase Money Obligations (in each case, without duplications) in an aggregate outstanding principal amount which, taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, does not exceed the greater of (A) $135.0 million and (B) 2.0% of Total Assets at the time of Incurrence or (ii) represented by any

Mortgage Facility, Sale and Leaseback Transaction or to finance the acquisition of Haulers, which Indebtedness, in the case of clauses (i) and (ii), is non-recourse to any other assets of the Company or any Guarantor;
(9)Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence, (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business, (iv) letters of credit, bankers’ acceptances, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (v) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business and (vi) Settlement Indebtedness;
(10)Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(11)Indebtedness of Permitted Joint Ventures in an aggregate principal amount not to exceed the Priority Debt Cap and any Refinancing Indebtedness in respect thereof; provided that (i) any such Indebtedness incurred pursuant to this clause (11), together with any Indebtedness incurred pursuant to clause (1), shall not exceed the Priority Debt Cap and (ii) subject to the Priority Debt Parameters as if such provisions referred to the Permitted Joint Venture and the Permitted Joint Venture Debt, mutatis mutandis;
(12)Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture;
(13)Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums;
(14)Indebtedness Incurred in respect of Pari Passu Lien Obligations, and Guarantees in respect of such Indebtedness up to an aggregate principal amount at the time of Incurrence not exceeding the difference of (x) $3,937.5 million minus (y) the sum of the aggregate principal amount of the Notes, 2028 Notes and 2030 Notes, in each case, issued on the Issue Date; provided, that any such

Indebtedness incurred pursuant to this clause (14) shall only be utilized for the concurrent exchange for Existing Unsecured Debt;
(15)Indebtedness in respect of any Securitization Facility, any Receivables Facility, or any Beneficial Interest Facility;
(16)[reserved];
(17)any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business for all or any portion of the amounts payable by such customers to the Person extending such credit; and
(18)Indebtedness Incurred under any Floor Plan Facility.
(c)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:
(1)in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b); additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification; in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall include any interest which has been capitalized and added to the principal amount of such Indebtedness, but shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;
(2)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(3)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(4)the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price, (including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(5)Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;
(6)in the event that the Company or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Company or any

Restricted Subsidiary or merged into the Company, or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Fixed Charge Coverage Ratio or the Consolidated Total Corporate Leverage Ratio, as applicable, shall, at the option of the Company, be (a) the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio or the Consolidated Total Corporate Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio or the Consolidated Total Corporate Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated or (b) the date such Indebtedness is Incurred or assumed; and
(7)notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 3.2(b) measured by reference to a percentage of Total Assets at the time of Incurrence, if such refinancing would cause the percentage of Total Assets restriction to be exceeded if calculated based on the percentage of Total Assets on the date of such refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing.
Accrual of interest (other than payment-in-kind interest, except with respect to the Notes, any Pari Passu Lien Obligations and any Senior Lien Obligations), accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced (including any capitalized interest) plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing.
Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be; provided that for purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.
Section 3.3. Limitation on Restricted Payments.
(a)The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:
(1)declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:
(i)dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and
(ii)dividends or distributions payable to the Company or a Guarantor (and, in the case of the Company or any Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or a Guarantor on no more than a pro rata basis);
(2)purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or a Guarantor other than for Class A common stock pursuant to the Exchange Agreement;
(3)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, Junior Indebtedness or unsecured Indebtedness (collectively, “Restricted Indebtedness”) (other than any Indebtedness Incurred pursuant to Section 3.2(b)(4)); or
(4)make any Restricted Investment;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as the making of a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);
(ii)in the case of a Restricted Payment other than a Restricted Investment, the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a);
(iii)(x) the Consolidated Total Corporate Leverage Ratio shall be equal to or greater than 4.00:1.00, determined on a pro forma basis or (y) the Consolidated Total Corporate Indebtedness shall be equal to or greater than $2,500 million, determined on a pro forma basis; or
(iv)the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (regardless of whether any such Restricted Payment is or has been returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):
(A)50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter in which Restricted Payments would not be prohibited pursuant to clause (iii) above to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(B)$100.0 million;
provided that no Restricted Payment constituting a Restricted Investment or any Restricted Payment described in clause (3) of the definition of “Restricted Payment” in respect of Existing Unsecured Debt shall be made pursuant to the preceding clause (iv).
(b)Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):
(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;
(2)(a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Restricted Indebtedness (other than any Existing Unsecured Debt) made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or Fair Market Value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (20) of “Permitted Investments” and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Restricted Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2; provided that no such Restricted Payment shall be made in respect of Existing Unsecured Debt prior to the scheduled maturity of any such Existing Unsecured Debt.
(4)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Guarantor (in each case, other than Disqualified Stock), as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;
(5)[reserved];
(6)a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year only); provided further that such amount in any calendar year may be increased by an amount not to exceed:
(i)the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company to members of management, directors or consultants of the Company or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus
(ii)the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less
(iii)the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);
and provided further, that the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments issued pursuant to any equity incentive plan approved by the Board of Directors if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith, will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;
(7) [reserved];
(8)payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;
(9)dividends, loans, advances, distributions or other payments by the Company or any Restricted Subsidiary under the Tax Receivable Agreement;
(10)tax dividends or tax distributions under the Carvana Group LLC Agreement, but only distributable to the extent actually due, not in excess of what Carvana Group LLC would pay as a C-Corporation unless the applicable member is not a C-Corporation;
(11)[reserved];
(12)[reserved];
(13)(i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis and after giving pro forma effect to the Company’s Incurrence of at least $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be not be less than 1.00 to 1.00.
(14)distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets, Vehicle Assets, or Receivables Assets and purchases of Securitization Assets, Vehicle Assets, or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Securitization Facility, Floor Plan Facility or Receivables Facility;
(15)any Restricted Payment made in connection with the issuance of the Notes and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto;
(16)any purchase, repurchase, redemption, defeasance or acquisition or retirement for value, prior to scheduled maturity of any Existing Unsecured Debt (x) in an aggregate amount not to exceed $100.0 million or (y) with the proceeds from, or in exchange for, Pari Passu Lien Obligations constituting additional Notes under this Indenture, the indenture governing the 2028 Notes or the indenture governing the 2030 Notes Incurred pursuant to Sections 3.2(b)(2) or 3.2(b)(14); provided that, in each case, (i) no such Restricted Payment shall be made within 6 months of the Issue Date and (ii) the aggregate consideration paid or exchanged for any such Indebtedness under (and not in violation of) this Section 3.3(b)(16) shall not exceed 15% less than the exchange offer consideration offered for such Indebtedness pursuant to the Offering Memorandum;
(17)[reserved]; and
(18)payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 4.1;
provided that, it shall be a condition to any Permitted Payment under clauses (1)-(18) that no Event of Default shall have occurred and be continuing at the time of such Permitted Payment.
For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in Sections 3.3(b)(1) through (18), or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investments”, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments.”The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith and in a commercially reasonable manner.
In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with the indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).
For the avoidance of doubt, this Section 3.3 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.
(c)Notwithstanding the foregoing or anything in this Indenture or the other Notes Documents to the contrary, the Company and its Subsidiaries shall comply with the Material Assets Provision.
Section 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.
(a)The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;
(2)make any loans or advances to the Company or any Restricted Subsidiary; or
(3)sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction; provided further that the issuance of such Preferred Stock and the incurrence of such Indebtedness, including payments thereon, otherwise comply with this Indenture.
(b)The provisions of Section 3.4(a) shall not prohibit:
(1)any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument in effect at or entered into on or prior to the Issue Date;
(2)any encumbrance or restriction pursuant to this Indenture, the Notes, the Notes Collateral Documents, any Intercreditor Agreement and the Note Guarantees;
(3)any encumbrance or restriction pursuant to applicable law, rule, regulation or order or requirement, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;
(4)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;
(5)any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary (including any Floor Plan Facility) permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the subject property;
(7)any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
(8)customary provisions in leases, licenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;
(9)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;
(10)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;
(11)any encumbrance or restriction pursuant to Hedging Obligations;
(12)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;
(13)restrictions created in connection with any Securitization Facility, Floor Plan Facility or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility, Floor Plan Facility or Receivables Facility;
(14)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than in comparable financings (as determined in good faith by the Company) and where either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;
(15)any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;
(16)any encumbrance or restriction pursuant to any Floor Plan Facility customary for inventory and floor plan financing in the automobile industry; or
(17)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (16) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (16) of this Section 3.4(b) or this clause (17); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Section 3.5. Limitation on Sales of Assets and Subsidiary Stock.
(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (excluding any consideration by any other Person assuming responsibility for, any Indebtedness) at least equal to the Fair Market Value (such Fair Market Value to be determined, in each case, on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of (x) cash or Cash Equivalents; (y) replacement assets of a type that would constitute Collateral or (z) any combination of the foregoing; and
(3)subject to the Intercreditor Agreements, an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied:
(i)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to the extent the assets or property disposed of in the Asset Disposition constituted Collateral, to prepay, repay or purchase any (x) Senior Lien Obligations or (y) Pari Passu Lien Obligations other than the Notes; provided that to the extent the Company or any Restricted Subsidiary prepays, repays or purchases any Pari Passu Lien Obligations, it shall ratably redeem or repurchase (or offer to repurchase) the Notes, as provided for in Section 5.6, by making an offer to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any (and such offer shall be deemed for purposes of this covenant to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Available Cash offered to the Holders, whether or not the offer is accepted by any or all Holders) (a “Notes Pro Rata Redemption”) or (ii) to the extent the assets or property disposed of in the Asset Disposition constituted Ally Collateral that is not Collateral, to prepay, repay or purchase any Floor Plan Facility Obligations, in each case of clauses (i) and (ii), within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased;
(ii)subject to the Intercreditor Agreements, to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) that would constitute Collateral, within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Collateral Proceeds;
provided that (1) pending the final application of the amount of any such Net Available Cash in accordance with clause (i) or (ii) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition.
The amount of any Net Available Cash from Asset Dispositions of Collateral that is not applied or invested or committed to be applied or invested as provided in the preceding paragraphs will be deemed to constitute “Excess Collateral Proceeds” under this Indenture; provided that, notwithstanding anything in this Section 3.5, (i) all proceeds from ADESA Asset Dispositions of Collateral, (ii) 50% of the proceeds from Asset Dispositions of Collateral that consist of any interests in real estate and (iii) 50% of the proceeds from Asset Dispositions of Collateral that consist of Sale and Leaseback Transactions shall, in each case, be deemed to constitute Excess Collateral Proceeds and shall require a Collateral Disposition Offer to be made within 30 days of such Asset Disposition in accordance with the provisions set forth below, with such Excess Collateral Proceeds being segregated and held in an escrow account pending the Asset Disposition Offer; provided further that the foregoing clauses (ii) and (iii) shall not apply to (x) Asset Dispositions that consist of any interests in real estate or Sale and Leaseback Transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (together with any other such Asset Dispositions during such fiscal year) of less than $50.0 million in any fiscal year (provided that no ADESA Asset Disposition shall be permitted under this clause (x)) and (y) Asset Dispositions of two real estate sites owned as of the Issue Date near Moreno Valley, CA, and Frederick, MD (provided that the Company or its Restricted Subsidiaries may only allocate up to $90.0 million of aggregate consideration received by the Company or its Restricted Subsidiaries for such Asset Dispositions under this clause (y)).
On the 451st day after the later of (x) an Asset Disposition of Collateral or (y) the receipt of such Net Available Cash, or earlier if the Company elects, if the aggregate amount of Excess Collateral Proceeds under this Indenture exceeds $50.0 million aggregate amount in a single transaction or series of related transactions, the Company will within ten (10) Business Days be required to make an offer (“Collateral Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Company elects (or is otherwise required), to all holders of any other Pari Passu Lien Obligations, to purchase the maximum principal amount of Notes and any such other Indebtedness to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Lien Obligations, in each case plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing other Indebtedness, as applicable, and with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof (and, if PIK Interest is elected to be paid, in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof). The Company will deliver notice of such Collateral Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Paying Agent and each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making a Collateral Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Collateral Proceeds.
To the extent that the aggregate amount of Notes and Pari Passu Lien Obligations so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Company may use any remaining Excess Collateral Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Collateral Disposition Offer by Holders in addition to Pari Passu Lien Obligations surrendered by holders or lenders, collectively, exceeds the amount of Excess Collateral Proceeds, the Company shall allocate the Excess Collateral Proceeds among the Notes and Pari Passu Lien Obligations to be purchased by lot on the basis of the aggregate principal amount of tendered Notes and Pari Passu Lien Obligations provided that no Notes or Pari Passu Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero. Additionally, the Company may, at its option, make a Collateral Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Collateral Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Collateral Proceeds and the Company may use such Net Available Cash for any purpose not prohibited by this Indenture.
(b)The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition (other than any Asset Disposition of Collateral, which shall be treated in the manner set forth in clause (a)) unless:
(1)the Company or such Restricted Subsidiary, as the case may be, receives consideration (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any Indebtedness) at least equal to the Fair Market Value (such Fair Market Value to be determined, in each case, on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);
(2)in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any Indebtedness), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(3)an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:
(i)to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (i) to prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or (ii) to prepay, repay or purchase the Notes or any Pari Passu Lien Obligations; provided that, to the extent the Company redeems, repays, prepays or repurchases such Indebtedness pursuant to clause (ii) other than the Notes, the Company shall make a Notes Pro Rata Redemption, within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or
(ii)to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such Acceptable Commitment within 180 days of such Acceptable Commitment and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into a Second Commitment within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds;

provided that, (1) pending the final application of the amount of any such Net Available Cash in accordance with clause (i) or (ii) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition..
The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture; provided that, notwithstanding anything in this Section 3.5, (i) all proceeds from ADESA Asset Dispositions, (ii) 50% of proceeds from Asset Dispositions that consist of any interests in real estate and (iii) 50% of proceeds from Asset Dispositions that consist of Sale and Leaseback Transactions (in each of clauses (i) through (iii) excluding any such Assets Dispositions of Collateral) shall, in each case, be deemed to constitute Excess Proceeds and shall require a Asset Disposition Offer to be made within 30 days of such Asset Disposition in accordance with the provisions set forth below, with such Excess Proceeds being segregated and held in an escrow account pending the Asset Disposition Offer. On the 451st day after the later of (x) an Asset Disposition or (y) the receipt of such Net Available Cash, or earlier if the Company elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds $50 million aggregate amount in a single transaction or series of related transactions, the Company will within ten (10) Business Days be required to make an offer (an “Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Company elects (or is otherwise required), to all holders of other outstanding Pari Passu Lien Obligations, to purchase the maximum principal amount of Notes and any such other Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Lien Obligations, in each case plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing other Indebtedness, as applicable, and with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof (and, if PIK Interest is elected to be paid, in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof). The Company will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, the Paying Agent and each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.
(c)To the extent that the aggregate amount of Notes or Pari Passu Lien Obligations so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds (“Declined Excess Proceeds”), the Company may use any remaining Declined Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders in addition to other Pari Passu Lien Obligations surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Lien Obligations to be purchased by lot on the basis of the aggregate principal amount of tendered Notes and such Pari Passu Lien Obligations; provided that no Notes or other such Pari Passu Lien Obligations will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company may use such Net Available

Cash for any purpose not prohibited by this Indenture. To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.
(d)Notwithstanding any other provisions of this Section 3.5,
(i)to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 3.5; and
(ii)to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary, or any of their respective Affiliates and/or equity owners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.
(e)Notwithstanding any other provisions of this covenant, without the consent of all affected Holders, Company will not, and will not permit any of its Restricted Subsidiaries to make any Asset Disposition of the Issue Date Grantor or of all or substantially all of the Collateral.
(f)For the purposes of Section 3.5(a)(2) and 3.5(b)(2) hereof, the following will be deemed to be cash:
(1)[reserved];
(2)securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;
(3)[reserved]; and

(4)any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of (x) $132.5 million and (y) 2.0% of Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(g)To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
(h)The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes then outstanding.
(i)Notwithstanding the foregoing or anything in this Indenture or the other Notes Documents to the contrary, the Company and its Subsidiaries shall comply with the Material Assets Provision.
Section 3.6. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary, except:
(1)in the case of any asset or property of the Company or any Restricted Subsidiary that does not constitute Collateral, unless contemporaneously with the creation, Incurrence or to existence of such Liens:
(i)in the case of Liens securing Subordinated Indebtedness, the Notes and related Note Guarantees are secured by a Lien on such assets or property that is senior in priority to such Liens pursuant to the Intercreditor Agreements; or
(ii)in all other cases, the Notes and related Note Guarantees are equally and ratably secured by a Lien on such assets or property (or are secured by a Lien on such assets or property that is senior in priority to such Liens) pursuant to the Intercreditor Agreements; or
(2)Permitted Liens.
Any Lien created for the benefit of the Holders pursuant to clause (1) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to so secure the Notes and the Note Guarantees (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Secured Notes Collateral Agent may otherwise have on the proceeds from such sale).
(3)Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Secured Notes Collateral Agent in respect of the Collateral.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms (solely with respect to the Notes, any Pari Passu Lien Obligations and/or any Senior Lien Obligations), accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Section 3.7. Limitation on Guarantees.
(a)In addition to the restrictions set forth in Section 3.2(b), all Restricted Subsidiaries, other than a Captive Insurance Subsidiary, Securitization Subsidiary, Immaterial Subsidiary (excluding any Immaterial Subsidiary that Guarantees the payment of any syndicated Credit Facility permitted under Section 3.2(b)(1) or capital markets debt securities (such other Guarantee, an “Other Guarantee”) of the Company or any other Guarantor) or a Permitted Joint Venture (unless and until either (i) the Company has revoked the applicable election of such entity as a Permitted Joint Venture at any time, (ii) such Permitted Joint Venture becomes a Wholly Owned Subsidiary of the Company or (iii) any of the conditions required to qualify as a Permitted Joint Venture cease to be satisfied at any time for such entity):
(1)shall promptly, and in any case within 60 days of becoming a Restricted Subsidiary, providing an Other Guarantee or ceasing to be a Permitted Joint Venture, as applicable, execute and deliver (i) a supplemental indenture to this Indenture substantially in the Form of Exhibit B hereto, providing for a Note Guarantee by such Restricted Subsidiary; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; (ii) to the extent required by this Indenture and the Intercreditor Agreements, a supplement or joinder to the Notes Collateral Documents (including, for the avoidance of doubt, the Intercreditor Agreements, as applicable) and takes all actions required thereunder to perfect the Liens created thereunder; and
(2)such Restricted Subsidiary shall waive and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture.
(b)The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.
(c)If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by execution and delivery of a supplemental indenture to this Indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in Section 3.7(a) above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary; provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.
(d)Notwithstanding anything else in this Indenture, no Subsidiary of the Company that is not a Guarantor may, at any time, directly or indirectly:
(1)own any equity interests or Indebtedness of, or own or hold any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely owning the equity interests of any Subsidiary of the non-Guarantor Subsidiary); or

(2)create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender of such Indebtedness directly or indirectly has recourse to any of the assets of the Company or any Restricted Subsidiary (other than equity interests in, or assets of, such non-Guarantor Subsidiary and its Subsidiaries).
Section 3.8. Limitation on Affiliate Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $37.5 million unless:
(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)in the event such Affiliate Transaction involves an aggregate value in excess of $50.0 million, the terms of such transaction have been approved by a majority of the Disinterested Directors of the Company
(e)The provisions of Section 3.8(a) above shall not apply to:
(1)any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;
(2)any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;
(3)[reserved];
(4)any transaction between or among the Company and any Restricted Subsidiary (other than a Permitted Joint Venture) (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries (other than Permitted Joint Ventures);
(5)the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);
(6)the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.7(d)(1) or to the extent not more disadvantageous to the Holders in any material respect;
(7)any transaction effected as part of a Securitization Facility, Floor Plan Facility or Receivables Facility, any disposition or acquisition of Securitization Assets, Vehicle Assets, Receivables Assets or related assets in connection with any Securitization Facility, Floor Plan Facility or Receivables Facility and any repurchase of Securitization Assets, Vehicle Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation;
(8)transactions with customers, clients, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business, which (x) are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party and (y) otherwise comply with the terms of this Indenture;
(9)[reserved];
(10)issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;
(11)[reserved];
(12)[reserved];
(13)[reserved];
(14)transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);
(15)the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;
(16)any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;
(17)(i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and the majority of such investments are purchased by Persons who are not the Company’s Affiliates and

(ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing clause 17(i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(18)payments by the Company and its Restricted Subsidiaries pursuant to the Tax Receivable Agreement;
(19)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;
(20)employment and severance arrangements between the Company or its Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business;
(21)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(22)ordinary course purchases of wholesale for Fair Market Value at auctions;
(23)(i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, and (ii) any operational service arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case which is approved by a majority of the Disinterested Directors;
(24)intellectual property license in the ordinary course of business;
(25)payments to or from, and transactions with, any joint venture (other than Permitted Joint Ventures) in the ordinary course of business (including any cash management activities related thereto);
(26)the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;
(27)any transaction made pursuant to the Exchange Agreement; and
(28)transactions and agreements disclosed in the Company’s definitive proxy statement filed with the SEC on March 23, 2022, as amended to date.
In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).
Section 3.9. Change of Control.
(a)If a Change of Control occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.6(a) or Section 5.6(d), the Company shall make an offer (the “Change of Control Offer”) to purchase all of the Notes at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date. Within 30 days following any Change of Control, the Company will deliver or cause to be delivered notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:
(1)that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;
(2)the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);
(3)that any Note not properly tendered will remain outstanding and continue to accrue interest;
(4)that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;
(6)that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;
(7)that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(9)the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.
The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof (and, if PIK Interest is elected to be paid, in minimum principal amount of $2,000 and integral multiples of $1.00 in excess thereof). The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.
(b)On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,
(1)accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
(3)deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
(c)The Company will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.6 hereof unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.
(d)Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.
(e)While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.
(f)The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 3.10. Reports.
(a)Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide to the Trustee and Holders, within the time periods specified in those sections (including any extension as would be permitted by Rule 12b-25 under the Exchange Act):
(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, the Company will furnish to the holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
In addition, and only to the extent that the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, no later than fifteen Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clause (1) above, the Company shall also hold live quarterly conference calls for beneficial owners of the Notes with the opportunity for such beneficial owners to ask questions of the Company. No fewer than five (5) Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, beneficial owners of the Notes, bona fide prospective purchasers of the Notes (which prospective purchasers shall be limited to QIBs within the meaning of Rule 144A or non-U.S. persons as defined in Regulation S) that certify their status as such to the reasonable satisfaction of the Company, securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.
(b)If the Company has designated any entities as Permitted Joint Ventures, then the annual and quarterly information required by clause (1) of this Section 3.10(a) will include the identification of such Permitted Joint Ventures.
(c)Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company has furnished to the Holders of Notes or filed with the SEC the reports described in Section 3.10 with respect to the Company, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.
Section 3.11. Maintenance of Office or Agency.
The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at U.S. Bank Trust Company, National Association, 60 Livingston Avenue St. Paul, MN 55107 | EP-MN-WS3C, Attention: Carvana Co. Administrator, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of the Trustee shall not be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.
Section 3.12. Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) and subject to the ability of the Company or any of its Restricted Subsidiaries to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Company or such Restricted Subsidiary then exists, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and each Subsidiary; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.
Section 3.13. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.
Section 3.14. Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
Section 3.15. Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto, unless cured prior to such required delivery.
Section 3.16. [reserved].
Section 3.17. Effectiveness of Certain Covenants. Beginning on the first day (the “Suspension Date”) (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5 (but only with respect to Asset Dispositions of assets that do not constitute Collateral), 3.7 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date), 3.8 and 4.1(a)(3) (the “Suspended Covenants”).
If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default has occurred and is continuing (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the

Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.8(b)(6). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 3.4(a) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under Section 3.4(b)(1). In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligation to grant Note Guarantees shall be reinstated on the Reversion Date. As described above, however, no Default, Event of Default shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Restricted Subsidiaries during the Suspension Period.
On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status.
Section 3.18. Impairment of Security Interest. Other than as may be permitted by the Notes Collateral Documents, the Company shall not, and shall not permit any Grantor to, take or knowingly or negligently omit to take, any action which action or omission would (in the good faith determination of the Company) have the result of impairing the effectiveness of the security interests, taken as a whole in a manner that would result in a Material Adverse Effect, including the Lien priority with respect thereto and with respect to the Collateral for the benefit of the Trustee, the Secured Notes Collateral Agent and the Holders, including impairing the Lien priority of the Notes with respect thereto in a manner that would result in a Material Adverse Effect (it being understood that any release as described in Section 12.2 hereof and the incurrence of Liens in accordance with Section 3.6 hereof shall not be deemed to so materially impair the security interests with respect to the Collateral).
Section 3.19. After-acquired Collateral. Subject to the terms of the Notes Collateral Documents and the Intercreditor Agreements, if (a) any Subsidiary of the Company becomes a Guarantor, or (b) the Company or any Guarantor acquires property or assets constituting Collateral, it shall be required to execute and deliver such security instruments and financing statements as are required under this Indenture or any Notes Collateral Document to create a security interest (subject to Permitted Liens) in such after-acquired Collateral (or all of its assets constituting Collateral, in the case of a new Guarantor), and thereupon all provisions of this Indenture and the Notes Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect.

Article IV

SUCCESSOR COMPANY; SUCCESSOR PERSON
Section 4.1. Merger and Consolidation.
(a)The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (provided that the Successor Company may be a limited liability company if an entity organized as such a corporation is added as a co-issuer of the Notes under this Indenture) and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes, the Notes Collateral Documents, the Ally Intercreditor Agreement, the other Intercreditor Agreements (as applicable) and this Indenture;
(2)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;
(3)immediately after giving effect to such transaction, either (a) the applicable Successor Company after giving pro forma effect to such Successor Company’s Incurrence of at least $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio of such Successor Company and its Restricted Subsidiaries would be greater than 1.00 to 1.00 or (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Corporate Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction;
(4)the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and
(5)to the extent the Company is then a Grantor and any assets of the Person which is merged, consolidated or amalgamated with or into the Successor Company are assets of the type which would constitute Collateral under the Notes Collateral Documents, the Successor Company will take such action to cause such property and assets to be made subject to the Lien of the Notes Collateral Documents in the manner and to the extent required in this Indenture or any of the Notes Collateral Documents and shall take all action so that such Lien is perfected to the extent required by the Notes Collateral Documents.
(b)The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, the Notes Collateral Documents, the Ally Intercreditor Agreement, the other Intercreditor Agreements (as applicable) and this Indenture.

(c)Notwithstanding the preceding clauses (a)(2) and (a)(3) (which do not apply to transactions referred to in this sentence), (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor and (iii) any non-Guarantor Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other non-Guarantor Restricted Subsidiary. Notwithstanding the preceding clauses (a)(2) and (a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge into an Affiliate incorporated for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction.
(d)The foregoing provisions (other than the requirements of clause (a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.
(e)No Guarantor may:
(1)consolidate with or merge with or into any Person; or
(2)sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to, any Person; or
(3)permit any Person to merge with or into such Guarantor, unless
(i)the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or
(ii)either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Note Guarantee, the Notes Collateral Documents, the Ally Intercreditor Agreement, the other Intercreditor Agreements (as applicable) this Indenture; and
(iii)immediately after giving effect to the transaction, no Event of Default has occurred and is continuing; or
(4)the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture; or
(5)to the extent the Person was a Grantor and any assets of the Person which is merged, consolidated or amalgamated with or into the successor Guarantor are assets of the type which would constitute Collateral under the Notes Collateral Documents, the successor Guarantor shall take such action as to cause such property and assets to be made subject to the Lien of the Notes Collateral Documents in the manner and to the extent required in this Indenture or any of the Notes Collateral Documents and shall take all action so that such Lien is perfected to the extent required by the Notes Collateral Documents.
Notwithstanding any other provision of this covenant, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, and (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Article V

REDEMPTION OF SECURITIES
Section 5.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.6 hereof, it must furnish to the Trustee, at least 10 days (or, in the case of any redemption prior to August 15, 2028, at least 30 days) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:
(1)the clause of this Indenture pursuant to which the redemption shall occur;
(2)the redemption date;
(3)the principal amount of Notes to be redeemed; and
(4)the redemption price.
Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.
Section 5.2. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.6 or purchased in an Asset Disposition Offer pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, by lot, or by such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, by lot, except if otherwise required by law.
No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.
The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 5.3. Notice of Redemption. At least 10 days (or, in the case of any redemption notice sent prior to August 15, 2028, at least 30 days) but not more than 60 days before the redemption date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.
The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:
(1)the redemption date;
(2)the redemption price;

(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate (but not, for the avoidance of doubt, an Opinion of Counsel) requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
Section 5.4. Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest up to, but excluding, the redemption date or purchase date shall be paid on the redemption date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.
Section 5.5. Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.
Section 5.6. Optional Redemption.
(a)At any time prior to August 15, 2028, the Company may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment.
(b)[reserved].
(c)Except pursuant to clause (a) of this Section 5.6, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2028.
(d)At any time and from time to time on or after August 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated in the table below:

Year	Percentage
2028	104.500%
2029	102.250%
2030 and thereafter	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee payable in a tender offer other than a Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption.
(f)Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(g)For the avoidance of doubt, the requirement to make any payment described in this Section 5.6 shall only arise in connection with the Issuer’s voluntary election, if any, to redeem Notes pursuant to the optional redemption provisions of this Indenture, and not in connection with any other payment, distribution, recovery or satisfaction in respect of the Notes, including in the case of a default, voluntary or otherwise.
(h)[reserved].
(i)Any redemption pursuant to this Section 5.6 shall be made pursuant to the provisions of Sections 5.1 through 5.5.
Section 5.7. Mandatory Redemption or Sinking Fund. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. In addition, other than as required in Sections 5.6, 3.5 and 3.9, the Company shall not be required to offer to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control of, or other events involving, the Company or any of its Subsidiaries that may adversely affect the creditworthiness of the Notes, as applicable. The Company and its equity holders may, at any time and from time to time, purchase Notes in open market transactions, by tender offer or otherwise, provided that all Holders of the Notes have been offered the opportunity to participate in any such purchase; provided further, that the Company shall not engage in privately negotiated exchanges or purchases other than in connection to an offer to all Holders.
Article VI

DEFAULTS AND REMEDIES
Section 6.1. Events of Default.
(a)Each of the following is an “Event of Default”:
(1)default in any payment of interest on any Note when due and payable, continued for 30 days;
(2)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;
(3)failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Notes Collateral Documents; provided that in the case of a failure to comply Section 3.10, such period of continuance of such default or breach shall be 120 days after written notice described in this clause has been given;
(4)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or the payment of which is Guaranteed by the Company or any Significant Subsidiary) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)is caused by a failure to pay principal of such Indebtedness, at its stated final maturity or upon required repurchase (after giving effect to any applicable grace periods provided in such Indebtedness); or
(B)results in the acceleration of such Indebtedness prior to its stated final maturity;
and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, equals or exceeds $50.0 million at any one time outstanding;
(5)failure by the Company or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(6)(A) any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect or a Guarantor disaffirms its obligations under its Note Guarantee, in each case other than in accordance with the terms of this Indenture, or (B) in connection with the bankruptcy of a Guarantor who is not a Significant Subsidiary, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $5.0 million;
(7)any of the Notes Collateral Documents ceases to be in full force and effect, or any of the Notes Collateral Documents ceases to give the Holders of the Notes the Liens purported to be created thereby with the priority contemplated thereby, or any of the Notes Collateral Documents is declared null and void or any Grantor denies in writing that it has any further liability under any Notes Collateral Document or gives written notice to such effect, in each case, other than in accordance with the terms of this Indenture or the Notes Collateral Documents;
(8)with respect to any Collateral having a Fair Market Value in excess of $25.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Notes Collateral Documents, at any time, to be in full force and effect for any reason, which failure continues for 60 days or (B) the assertion by any Grantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, in each case, other than in accordance with the terms of this Indenture or the Notes Collateral Documents;
(9)the Company, the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(A)commences a voluntary case or proceeding;
(B)consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)consents to the appointment of a Custodian of it or for substantially all of its property;
(D)makes a general assignment for the benefit of its creditors;
(E)consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or
(F)takes any comparable action under any foreign laws relating to insolvency; or
(10)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;
(B)appoints a Custodian of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;
(C)orders the winding up or liquidation of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary); or
(D)or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days.
However, a Default under clause (3), (4) or (5) of this Section 6.1(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to clauses (3) and (5), the Company does not cure such Default within the time specified in clause (3) and (5), as applicable, of this paragraph after receipt of such notice.
Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes pursuant to Section 6.2, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.
Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the two foregoing paragraphs.
For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction.
(b)If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.
(c)Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period prescribed in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.
Upon the Notes becoming due and payable upon an Event of Default, whether automatically or by declaration, such Notes will immediately become due and payable and (i) if prior to August 15, 2028, the entire unpaid principal amount of such Notes plus the Applicable Premium as of the date of such acceleration as if the Company had redeemed such Notes pursuant to Section 5.6 with a redemption date as of such date of acceleration or (ii) if on or after August 15, 2028, the applicable redemption price as set forth in Section 5.6, plus in each case accrued and unpaid interest thereon shall all be immediately due and payable.

Without limiting the generality of the foregoing, it is understood and agreed that, if the Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of such Notes set forth in Section 5.6 will also be due and payable as though such Notes were optionally redeemed, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each holder and the Company and each Guarantor agree that it is reasonable under the circumstances currently existing. THE COMPANY AND EACH GUARANTOR EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION EVENT. The Company and each Guarantor expressly agree (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between holders and the Company and each Guarantor giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company and each Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company and each Guarantor expressly acknowledge that the agreement to pay the premium to holders as herein described is a material inducement to holders to purchase the Notes.
Section 6.2. Acceleration. If any Event of Default (other than an Event of Default described in clause (9) or (10) of Section 6.1(a)) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the then-outstanding Notes to be immediately due and payable.
In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(1)(x)    the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or
(y)    the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
(z)    if the default that is the basis for such Event of Default has been cured.
If an Event of Default described in clause (9) or (10) of Section 6.1(a) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
Section 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee will be required to exercise its powers and duties to the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee may refuse to follow any direction that conflicts with the law or the Notes or that the Trustee determines is unduly prejudicial to the rights of any Holder or that would involve the Trustee in liability.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
Section 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
Section 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Secured Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Secured Notes Collateral Agent. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee or the Secured Notes Collateral Agent shall be entitled to indemnification satisfactory to it, in its sole discretion, against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.
Section 6.6. Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes, and the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders, unless:
(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee, in its sole discretion, against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and
(5)Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
Section 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4),

(5), (6), (7) and (8) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).
Section 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.
Section 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10. Priorities.
(a)If the Trustee collects any money or property pursuant to this Article VI (including proceeds from the exercise of any remedies on the Collateral subject to the Intercreditor Agreements), it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due to it under Section 7.6;
SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and
THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.
(b)The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.
Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in outstanding aggregate principal amount of the Notes.

Article VII

TRUSTEE
Section 7.1. Duties of Trustee.
(a)If an Event of Default of which a Trust Officer has knowledge and has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default of which a Trust Officer has knowledge:
(1)the Trustee and Secured Notes Collateral Agent shall undertake to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of Section 7.1(b);
(2)the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;
(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and
(4)No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.
(e)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.
(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.
Section 7.2. Rights of Trustee. Subject to Section 7.1:
(a)The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.
(c)The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.
(e)The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.
(f)The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.
(g)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
(h)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities which may be incurred therein or thereby.
(i)The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.
(j)Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(l)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(m)The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.
(n)In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.
(o)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.
(p)The permissive rights of the Trustee shall not be construed as a duty.
(q)The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with the Issuer’s or any Guarantor’s covenants under this Indenture.
Section 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.
Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
Section 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.
Section 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer shall indemnify the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses), incurred by it without willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.6) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuer and the Trustee in connection with such defense; provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.
To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Issuer.
The Issuer’s payment obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and any resignation or removal of the Trustee under Section 7.7. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in clause (9) or clause (10) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.7. Replacement of Trustee or Secured Notes Collateral Agent. The Trustee or Secured Notes Collateral Agent may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee or Secured Notes Collateral Agent by so notifying the removed Trustee or Secured Notes Collateral Agent in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee or Secured Notes Collateral Agent with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:
(1)the Trustee fails to comply with Section 7.9 hereof;
(2)the Trustee or Secured Notes Collateral Agent is adjudged bankrupt or insolvent;
(3)a receiver or other public officer takes charge of the Trustee or Secured Notes Collateral Agent or their property; or
(4)the Trustee or Secured Notes Collateral Agent otherwise becomes incapable of acting.
If the Trustee or Secured Notes Collateral Agent resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee or Secured Notes Collateral Agent as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee or Secured Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or Secured Notes Collateral Agent shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee or Secured Notes Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee or Secured Notes Collateral Agent to the successor Trustee or Secured Notes Collateral Agent, subject to the lien provided for in Section 7.6.
If a successor Trustee or Secured Notes Collateral Agent does not take office within 60 days after the retiring Trustee or Secured Notes Collateral Agent resigns or is removed, the retiring Trustee or Secured Notes Collateral Agent or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee or Secured Notes Collateral Agent.
If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six (6) months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee or Secured Notes Collateral Agent pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee. The predecessor Trustee or Secured Notes Collateral Agent shall have no liability for any action or inaction of any successor Trustee or Secured Notes Collateral Agent.
By their acceptance of the Notes, the Holders of the Notes will be deemed to have authorized the Secured Notes Collateral Agent to enter into and to perform each of the Notes Collateral Documents and the Ally Intercreditor Agreement, including any amendments or supplements thereto permitted by this Indenture.
Section 7.8. Successor Trustee or Secured Notes Collateral Agent by Merger. If the Trustee or Secured Notes Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or Secured Notes Collateral Agent.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
Section 7.9. Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.
Section 7.10. Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.11. Notes Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Secured Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements any other Notes Document in which the Trustee or the Secured Notes Collateral Agent, as applicable, is named as a party, including the Notes Security Agreement and any other Notes Collateral Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Secured Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any other Notes Collateral Documents, the Trustee and the Secured Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
Section 7.12. Limitation on Duty of Trustee in Respect of Collateral; Indemnification.
(a)Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Secured Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
(b)The Trustee and Secured Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and Secured Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Secured Notes Collateral Agent representing securities pledged under the Collateral Documents). The Trustee and Secured Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Intercreditor Agreements.
Article VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.
Section 8.2. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). If the Company exercises the Legal Defeasance option, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will be automatically released. For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Notes Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;
(2)the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and
(4)this Article VIII with respect to provisions relating to Legal Defeasance.
Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.
Section 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.13, 3.15, 3.17 and Section 4.1 (except Section 4.1(a)(1) and 4.1(a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. If the Company exercises the Covenant Defeasance option, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will be automatically released. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and 4.1(a)(2)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(9) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and 6.1(a)(10) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.
Section 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:
(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(2)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;
(A)the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or
(B)since the Issue Date, there has been a change in the applicable U.S. federal income tax law;
in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as such, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as such, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(6)the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor or others; and
(7)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.6. Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on their written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.
Section 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
Article IX

AMENDMENTS
Section 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee or this Indenture), the Trustee and the Secured Notes Collateral Agent may amend, supplement or modify this Indenture, any Guarantee, the Notes and/or the Notes Collateral Documents without the consent of any Holder:
(1)to cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes;
(2)to provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Notes Document and/or the Notes Collateral Documents;
(3)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;
(5)to make any change (including changing the CUSIP or other identifying number on any Notes) that does not adversely affect the rights of any Holder in any material respect;
(6)at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;
(7)make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes or Notes issued as part of a PIK Payment in accordance with the terms of this Indenture and/or the Notes Collateral Documents;
(8)provide for any Restricted Subsidiary to provide a Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture and the Notes Collateral Documents;
(9)evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Secured Notes Collateral Agent pursuant to the requirements hereof or to provide for the accession by the Trustee and/or Secured Notes Collateral Agent to any Notes Document or the Notes Collateral Document;
(10)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;
(11)mortgage, pledge, hypothecate or grant any other Lien in favor of the Secured Notes Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any future Indebtedness with Pari Passu Lien Priority, as additional security for the payment and performance of any or any portion of the Note Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Secured Notes Collateral Agent pursuant to this Indenture, the Intercreditor Agreements, the Notes Collateral Documents or otherwise;
(12)provide for the release of Collateral from the Lien pursuant to this Indenture, the Notes Collateral Documents, the Ally Intercreditor Agreement and the other Intercreditor Agreements (as applicable) when permitted or required by the Notes Collateral Documents, this Indenture, the Ally Intercreditor Agreement or the other Intercreditor Agreements (as applicable);
(13)secure any future Indebtedness to the extent permitted under this Indenture, the Notes Collateral Documents and the Intercreditor Agreements (including on a priming basis in accordance with any Senior Intercreditor Agreement);
(14)[reserved];
(15)with respect to the Notes Collateral Documents and any Intercreditor Agreement, as provided in the relevant Notes Collateral Document and any Intercreditor Agreement; and

(16)enter into any Intercreditor Agreement to the extent contemplated hereby and with such changes as contemplated above or any joinder thereto (including the Ally Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Junior Intercreditor Agreement and/or any Senior Intercreditor Agreement).
In addition, the Holders will be deemed to have consented for purposes of the Notes Collateral Documents (including the Intercreditor Agreements) to any of the following amendments, waivers and other modifications to the Notes Collateral Documents (including the Intercreditor Agreements).
(1)(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with the Notes Documents and the Notes Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall rank equally under the Intercreditor Agreements with the Liens on such Collateral securing the obligations under the Notes Documents and the Notes Collateral Documents and junior and subordinated to the Liens on such Collateral securing any (i) Senior Lien Obligations with respect to the Collateral and (ii) Floor Plan Facility Obligations with respect to the Ally Collateral, all on the terms provided for in the Intercreditor Agreements as in effect immediately prior to such amendment;
(2)(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Senior Lien Obligations that are incurred in compliance with the Notes Documents and the Notes Collateral Documents and (B) to establish that the Liens on any Collateral securing such Senior Lien Obligations shall rank equally under the Intercreditor Agreements with the Liens on such Collateral securing the obligations under any other Senior Lien Obligations and senior to the Liens on such Collateral securing any obligations under the (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreements as in effect immediately prior to such amendment;
(3)(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Floor Plan Facility Obligations that are incurred in compliance with the Notes Documents and the Notes Collateral Documents and (B) to establish that the Liens on any such Ally Collateral securing such Floor Plan Facility Obligations shall rank senior to the Liens on such Ally Collateral that is also Collateral securing any obligations under the (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreements as in effect immediately prior to such amendment;
(4)to establish that the Liens on any Collateral securing any Indebtedness with a Senior Lien Priority replacing any Senior Lien Obligations permitted to be Incurred under Section 3.2(b)(1) shall be senior to the Liens on such Collateral securing any obligations under the (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations, which obligations shall continue to be secured on a second-priority basis on the Collateral;
(5)to establish that the Liens on any Ally Collateral securing any Indebtedness replacing the Floor Plan Facility permitted to be Incurred under Section 3.2 that represent Floor Plan Facility Obligations shall be senior to the Liens on such Ally Collateral securing any obligations under the under the (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations, which obligations shall continue to be secured on a second-priority basis on such Ally Collateral;
(6)upon any cancellation or termination of all Senior Lien Obligations without a replacement thereof, to establish that the Collateral securing (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations shall become first priority Collateral, except as permitted under this Indenture and the Notes Collateral Documents; and

(7)upon any cancellation or termination of all Floor Plan Facility Obligations without a replacement thereof, to establish that the Ally Collateral securing (i) Notes Documents and the Notes Collateral Documents and (ii) any other Pari Passu Lien Obligations shall become first priority Collateral, except as permitted under this Indenture and the Notes Collateral Documents.
Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee of the documents described in Section 9.6 and 13.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
Each Holder, by its acceptance of the Notes, will be deemed to have consented and agreed to the terms of each Notes Collateral Document (including the Intercreditor Agreements as described herein), as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms and the terms of this Indenture and authorizes and empowers the Secured Notes Collateral Agent to bind the Holders of the Notes as set forth in the applicable Notes Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Notes Documents. This paragraph will not, however, limit the right of the Company to amend, waive or otherwise modify the Notes Collateral Documents in accordance with their terms so long as the same is permitted by the Notes Documents.
After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1. The filing of such notice or supplement with the SEC shall constitute the giving of such notice.
Section 9.2. With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Secured Notes Collateral Agent may amend or supplement this Indenture, any Note Guarantee and the Notes issued hereunder with the consent of the Holders of at least a majority in principal amount of the outstanding Notes issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.9 hereof and Section 13.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.
Upon the request of the Issuer, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 and 13.2 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:
(1)reduce the principal amount of the Notes whose Holders must consent to an amendment;
(2)reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9 to the extent permitted by this Indenture);

(3)reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9 to the extent permitted by this Indenture);
(4)reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.6;
(5)make any such Note payable in currency other than that stated in such Note;
(6)impair the contractual right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor (for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of the covenants described above under Section 3.9 and Section 3.17 and clauses (3), (4), (6), (7) and (9) of Section 6.1 and the related definitions shall be deemed not to impair the contractual right of any Holder to institute a suite for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor);
(7)waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration);
(8)make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2;
(9)modify any Note Guarantee in any manner adverse to the Holders;
(10)after the time a Change of Control Offer has occurred, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;
(11)change, waive, discharge or terminate the terms hereof or of any other Notes Document or enter into any other agreement or agreements to, directly or indirectly, (x) have the effect, directly or indirectly, of releasing all or substantially all of the Collateral from the Liens created pursuant to the Notes Collateral Documents (except as permitted by the terms of this Indenture, the Notes Collateral Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders in the Collateral under the Intercreditor Agreements or any other Notes Document or subordinating the Liens securing the Notes to any other Indebtedness, (y) make any change in the Notes Collateral Documents, the Intercreditor Agreements or the provisions in this Indenture or any other Notes Document dealing with the application of proceeds of the Collateral that would adversely affect any Holder, or (z) modify the Notes Collateral Documents or the provisions of this Indenture or any other Notes Document dealing with Collateral in any manner adverse to any Holder other than in accordance with the terms of this Indenture, the Notes Collateral Documents or the Intercreditor Agreements (it being understood and agreed, in each case, that this clause shall not apply to the approval by the Holders of any debtor-in-possession financing (or similar financing under applicable law) provided to the Issuer or any of the Issuer’s Subsidiaries in an insolvency proceeding with respect thereto).
Without the consent of the Holders of at least 75% in principal amount of each of the outstanding Notes, none of the Issuer, the Guarantors, the Trustee and the Secured Notes Collateral Agent may (1) make any change in the capacity for the Incurrence of Senior Lien Obligations under Section 3.2(b)(1); and
(2) change, waive, discharge or terminate the terms hereof or of any other Notes Document to enter into any other agreement or agreements to, directly or indirectly, (x) amend or modify the definition of “Materials Assets” or “Material Assets Provision” or any component definitions or Sections 3.3(c) or 3.5(i), (y) subordinate, or have the effect of subordinating, the Note Obligations or any portion of the Note Obligations to any other Indebtedness in right of payment, or (z) subordinate, or have the effect of subordinating, the Liens securing the Note Obligations or any portion of the Note Obligations to Liens securing any other Indebtedness.
It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.
After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.
Section 9.3. Compliance with this Indenture. Every amendment or supplement to this Indenture, any Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with this Indenture as then in effect.
Section 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.6. Trustee to Sign Amendments. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms; for the avoidance of doubt, an Opinion of Counsel with respect to the addition of a Guarantor may assume the due authorization, execution and delivery of the supplemental indenture by such new Guarantor.
Section 9.7. Payment for Consent. Neither the Issuer nor any Subsidiary of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver, amendment, modification or supplement of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend, modify or supplement in the applicable timeframe or timeframes set forth in solicitation documents relating to such consent, waiver, amendment, modification or supplement.
Article X

GUARANTEE
Section 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture on the date hereof and any future Guarantor that is required to provide a Note Guarantee that is required to execute a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations” and each Guarantee of such Guaranteed Obligations called a “Note Guarantee”). Guarantors shall include any Domestic Subsidiaries of the Company that are Restricted Subsidiaries other than any Securitization Subsidiary, Immaterial Subsidiary (other than FinCo, which shall be a Guarantor), Permitted Joint Venture (unless and until either (i) the Company has revoked the applicable election of such entity as a Permitted Joint Venture at any time, (ii) such Permitted Joint Venture becomes a Wholly Owned Subsidiary of the Company or (iii) any of the conditions required to qualify as a Permitted Joint Venture cease to be satisfied at any time for such entity) or Captive Insurance Subsidiary, in each case, as of the Issue Date. Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation. The Guaranteed Obligations of a Guarantor will be secured by security interests in the Collateral owned by such Guarantor to the extent provided for by Article XII and the Notes Collateral Documents.
To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.
Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.
Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.
Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by the Secured Notes Collateral Agent on behalf of the Holders and the Trustee to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.
Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.
Section 10.2. Limitation on Liability; Termination, Release and Discharge.
(a)Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged (and the Collateral, if any, pledged by such Guarantors will be released) upon:
(1)a sale, exchange, transfer or other disposition (including by way of consolidation, merger or amalgamation) of all the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary and as otherwise permitted by this Indenture, including compliance with Section 3.5;
(2)[reserved];
(3)defeasance or discharge of the Notes pursuant to Article VIII or Article XI;
(4)to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;
(5)[reserved];
(6)upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture; or
(7)with respect to the Collateral only, being described in, or otherwise in accordance with, the Intercreditor Agreements in effect at such time, in each case, without further action from any other Person.
At the Issuer’s written request and expense, following receipt of an Officer’s Certificate and Opinion of Counsel, the Trustee shall promptly execute and deliver an instrument prepared by the Issuer evidencing such release.
Section 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
Section 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Article XI

SATISFACTION AND DISCHARGE
Section 11.1. Satisfaction and Discharge. This Indenture and the Notes Collateral Documents will be discharged and will cease to be of further effect as to all Notes issued hereunder, Notes and the Guarantees and the Liens on the Collateral securing the Notes will be released when:
(a)either:
(1)all the Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(2)all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Company;
(b)the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Trustee, the Secured Notes Collateral Agent and the Holders, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company;
(c)the Company has paid or caused to be paid all sums payable by the Company under this Indenture; and
(d)the Company has delivered irrevocable instructions to the Trustee to apply the deposited money in Dollars toward the payment of such Notes issued hereunder at maturity or the redemption date, as the case may be.
In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to clauses (a) and (b)).
Notwithstanding the satisfaction and discharge of this Indenture, the Company’s obligations to the Trustee in Section 7.6 hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.
Section 11.2. Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying

Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
Article XII

COLLATERAL
Section 12.1. Notes Collateral Documents.
(a)The payment of all Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Secured Notes Collateral Agent under this Indenture, the Notes, the Note Guarantees, and the Notes Collateral Documents, according to the terms hereunder or thereunder, including the due and punctual payment of the principal of, premium (if any) and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest on the Notes shall be secured as provided in the Notes Collateral Documents (upon the entry into such documents), which define the terms of the Liens that secure Note Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Secured Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Secured Notes Collateral Agent and pursuant to the terms of the Notes Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements, as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Secured Notes Collateral Agent to enter into the Notes Collateral Documents and the Intercreditor Agreements prior to, on or following the Issue Date, and the Notes Collateral Documents and the Intercreditor Agreements at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Secured Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.
Section 12.2. Release of Collateral.
(a)The Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Note Obligations under any one or more of the following circumstances, upon the occurrence of which, such release shall be automatic:
(1)to enable the Company and/or one or more Guarantors to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not the Company or a Subsidiary of the Company) to the extent permitted by Section 3.5 and under the Notes Collateral Documents;
(2)in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;
(3)the release of Excess Collateral Proceeds or Excess Proceeds that remain unexpended after the conclusion of an Asset Disposition Offer or a Collateral Asset Disposition Offer conducted in accordance with this Indenture; or
(4)as described under Article IX.
(b)The Liens on all or part of the Collateral securing the Notes and the Guarantees also will be automatically released:
(1)upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Note Obligations (other than any Contingent Obligations not due and owing) under this Indenture, the Guarantees and the Notes Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;
(2)upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.2 and Section 8.3 hereof, or a discharge of this Indenture as described under Section 11.1 hereof;
(3)pursuant to the Notes Collateral Documents or the Intercreditor Agreements described above;
(4)in the case of the effectiveness of the of any written consent in conformity with Section 9.2 hereof with respect to the release of the security interest in any Collateral in accordance with this Indenture; or
(5)[reserved].
(c)[reserved].
(d)With respect to any release of Collateral, upon receipt of an Officer’s Certificate, stating that all conditions precedent under this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Trustee and/or Secured Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee and the Secured Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents or the Intercreditor Agreements and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Secured Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Notes Document or in the Intercreditor Agreements to the contrary, the Trustee and the Secured Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely. For the avoidance of doubt, no Opinion of Counsel shall be required to be provided in connection with any such release of Collateral.

(e)For the avoidance of doubt, to the extent the Collateral secures any Senior Debt Obligations, no release of Liens over such Collateral securing such Senior Debt Obligations shall cause the release of any Liens over such Collateral securing the Note Obligations.
Section 12.3. Suits to Protect the Collateral. Subject to the provisions of Article VII and the Notes Collateral Documents and the Intercreditor Agreements, the Trustee may or may direct the Secured Notes Collateral Agent to take all actions it determines in order to:
(a)enforce any of the terms of the Notes Collateral Documents; and
(b)collect and receive any and all amounts payable in respect of the Obligations hereunder.
Subject to the provisions of the Notes Collateral Documents and the Intercreditor Agreements, the Trustee and the Secured Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Secured Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Secured Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Secured Notes Collateral Agent.
Section 12.4. Authorization of Receipt of Funds Under the Notes Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee and the Secured Notes Collateral Agent are authorized to receive any funds for the benefit of the Trustee, the Secured Notes Collateral Agent and the Holders distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Trustee, the Secured Notes Collateral Agent and the Holders according to the provisions of this Indenture.
Section 12.5. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Secured Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.
Section 12.6. Powers Exercisable by Receivable or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Secured Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Secured Notes Collateral Agent.
Section 12.7. Secured Notes Collateral Agent.
(a)The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Secured Notes Collateral Agent as its agent under this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Secured Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, and to exercise such powers and perform such duties as are expressly delegated to the Secured Notes Collateral Agent by the terms of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Notes Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The

Secured Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.7. Each Holder agrees that any action taken by the Secured Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements and the Notes Collateral Documents, and the exercise by the Secured Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, the duties of the Secured Notes Collateral Agent shall be ministerial and administrative in nature, and the Secured Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Notes Collateral Documents and the Intercreditor Agreements, to which the Secured Notes Collateral Agent is a party, nor shall the Secured Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Notes Collateral Documents and the Intercreditor Agreements, or otherwise exist against the Secured Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Secured Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The Secured Notes Collateral Agent may perform any of its duties under this Indenture, the Notes Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Secured Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.
(c)The Secured Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Secured Notes Collateral Agent. The Secured Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Secured Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Notes Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Secured Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Notes Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(d)The Secured Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Secured Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Secured Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.7).
(e)The Secured Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Secured Notes Collateral Agent. If the Secured Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Secured Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default pursuant to Sections 6.1(a)(1), 6.1(a)(2), 6.1(a)(7), 6.1(a)(8), 6.1(a)(9) or 6.1(a)(10)). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Secured Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Secured Notes Collateral Agent, and the term “Secured Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Secured Notes Collateral Agent’s appointment, powers and duties as the Secured Notes Collateral Agent shall be terminated. After the retiring Secured Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.7 (and Section 7.6 hereof) shall continue to inure to its benefit and the retiring Secured Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Secured Notes Collateral Agent under this Indenture.
(f)U.S. Bank Trust Company shall initially act as Secured Notes Collateral Agent and shall be authorized to appoint co-Secured Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Notes Collateral Documents or the Intercreditor Agreements, neither the Secured Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Secured Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Secured Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
(g)The Secured Notes Collateral Agent is authorized and directed to (i) enter into the Notes Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements on the Issue Date, (iii) make the representations of the Holders set forth in the Notes Collateral Documents or the Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Notes Collateral Documents or the Intercreditor Agreements and (v) perform and observe its obligations under the Notes Collateral Documents and the Intercreditor Agreements.
(h)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Secured Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Secured Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Secured Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Secured Notes Collateral Agent such proceeds to be applied by the Secured Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements.
(i)The Secured Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Secured Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Secured Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Secured Notes Collateral Agent’s instructions.
(j)The Secured Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Secured Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Notes Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Secured Notes Collateral Agent pursuant to this Indenture, the Notes, any Notes Collateral Document or the Intercreditor Agreements other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Notes Collateral Documents.
(k)If the Issuer or any Guarantor (i) incurs any Note Obligations, Junior Indebtedness, Pari Passu Lien Obligations or Senior Lien Obligations at any time when no applicable Intercreditor Agreement is in effect or at any time when Indebtedness constituting Note Obligations, Junior Indebtedness, Pari Passu Lien Obligations or Senior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Secured Notes Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Secured Notes Collateral Agent, if applicable, to enter into an Intercreditor Agreement (on substantially the same terms as any existing applicable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Note Obligations, Junior Indebtedness, Pari Passu Lien Obligations or Senior Lien Obligations so incurred, together with an Opinion of Counsel, the Secured Notes Collateral Agent and Trustee, if applicable, shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Secured Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.
(l)No provision of this Indenture, the Intercreditor Agreements or any Notes Document shall require the Secured Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Secured Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Secured Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Secured Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Notes Collateral Documents, in the event the Secured Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Secured Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Secured Notes Collateral Agent has determined that the Secured Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Secured Notes Collateral Agent shall at any time be entitled to cease taking any action described in this Section 12.7(l) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.
(m)The Secured Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Notes Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Secured Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Secured Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Secured Notes Collateral Agent shall not be construed to impose duties to act.
(n)Neither the Secured Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Secured Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(o)The Secured Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents. The Secured Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Notes Collateral Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Secured Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Notes Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Notes Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents. The Secured Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Notes Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Notes Collateral Documents. The Secured Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents unless expressly set forth hereunder or thereunder. The Secured Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements.
(p)The parties hereto and the Holders hereby agree and acknowledge that neither the Secured Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Notes Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements, if any, and the Notes Collateral Documents, the Secured Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Secured Notes Collateral Agent in the Collateral and that any such actions taken by the Secured Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(q)Upon the receipt by the Secured Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Notes Collateral Document Order”), the Secured Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Notes Collateral Documents or amendment or supplement thereto to be executed after the Issue Date; provided that the Secured Notes Collateral Agent shall not be required to execute or enter into any such Notes Collateral Documents which, in the Secured Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Secured Notes Collateral Agent or that the Secured Notes Collateral Agent determines is reasonably likely to involve the Secured Notes Collateral Agent in personal liability. Such Notes Collateral Document Order shall (i) state that it is being delivered to the Secured Notes Collateral Agent pursuant to, and is a Notes Collateral Document Order referred to in, this Section 12.7(q), and (ii) instruct the Secured Notes Collateral Agent to execute and enter into such Notes Collateral Documents. Other than as set forth in this Indenture, any such execution of a Notes Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Secured Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Notes Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Secured Notes Collateral Agent to execute such Notes Collateral Documents (subject to the first sentence of this Section 12.7(q)).
(r)Subject to the provisions of the applicable Notes Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Secured Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Notes Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Secured Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Notes Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Trustee to execute and deliver the Intercreditor Agreements, in its capacity as Authorized Representative (as defined therein) and all agreements, documents and instruments incidental to each of the foregoing, and act in accordance with the respective terms thereof.
(s)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Secured Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Notes Collateral Documents or the Intercreditor Agreements.
(t)The Secured Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.
(u)In each case that the Secured Notes Collateral Agent may or is required hereunder or under any Notes Collateral Document or the Intercreditor Agreements to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Notes Document or the Intercreditor Agreements, the Secured Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or in the case of a release of Collateral pursuant to Section 9.2. The Secured Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Secured Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Secured Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Secured Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Secured Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(v)Notwithstanding anything to the contrary in this Indenture or in any Notes Collateral Document or the Intercreditor Agreements, in no event shall the Secured Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Notes Collateral Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Secured Notes Collateral Agent or the Trustee be responsible for, and neither the Secured Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Notes Collateral Documents or the security interests or Liens intended to be created thereby.
(w)Before the Secured Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.7 and Section 13.2 hereof. The Secured Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(x)Notwithstanding anything to the contrary contained herein, the Secured Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee with respect to the Notes Collateral Documents and the Collateral, except as otherwise set forth in the Intercreditor Agreements.
(y)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Secured Notes Collateral Agent as if the Secured Notes Collateral Agent were named as the Trustee herein and the Notes Collateral Documents were named as this Indenture herein. The Secured Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.6, as if references therein to Trustee were references to Secured Notes Collateral Agent.
Article XIII

MISCELLANEOUS
Section 13.1. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
if to the Issuer or to any Guarantor:
Carvana Co.
300 E. Rio Salado Parkway
Tempe, Arizona 85281
Attention: Paul Breaux

with a copy to:
Kirkland & Ellis LLP
300 N. Lasalle Street
Chicago, IL 60654
Attention: Robert Hayward, Esq.
     Robert Goedert, Esq.
Facsimile: (312) 862-2000
if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:
U.S. Bank Trust Company, National Association Global Corporate Trust Services
60 Livingston Avenue, St. Paul, MN 55107 | EP-MN-WS3C

Attention: Corporate Trust Services; Carvana Co. Administrator
Facsimile: (651) 466-7430
with a copy to:
Stinson LLP
50 South Sixth Street, Suite 2600
Minneapolis, MN 55402
Facsimile: (612) 335-1657
Attention: Adam D. Maier

The Issuer or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.
Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.
Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.
All notices, approvals, consents, requests and any communications under this Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 13.2. Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:
(1)an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied and complied with; and

(2)an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.
provided that no Opinion of Counsel as set forth in clause (2) above shall be required in connection with the order of the Issuer to authenticate and deliver the Initial Notes in the aggregate principal amount of 1,741,259,000 on the date hereof pursuant to Section 2.2 hereof.
Section 13.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture:
(1)a statement that the individual making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been satisfied or complied with; and
(4)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been satisfied or complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
Section 13.4. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
Section 13.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
Section 13.6. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
Section 13.7. Governing Law. THIS INDENTURE, THE NOTES, THE NOTES COLLATERAL DOCUMENTS, INCLUDING, FOR AVOIDANCE OF DOUBT, THE INTERCREDITOR AGREEMENTS, AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 13.8. Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.
Section 13.9. Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.
Section 13.10. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.
Section 13.11. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates (other than the Company and the Guarantors), as such, shall have any liability for any obligations of the Company under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Section 13.12. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 13.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 13.14. Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 13.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 13.16. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.17. Appointment of Agent for Service of Process.

(a)By the execution and delivery of this Indenture or any amendment or supplement hereto, each Guarantor organized outside of the United States of America (i) acknowledges that it hereby designates and appoints Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401, as its authorized agent (the “Authorized Agent”) upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, the Notes, this Indenture or the Note Guarantees, that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that the Authorized Agent has accepted such designation, (ii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon the Authorized Agent shall be deemed in every respect effective service of process upon each such Guarantor in any such suit, action or proceeding, each such Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as this Indenture shall be in full force and effect; provided that each such Guarantor may and shall (to the extent the Authorized Agent ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee, designate such additional or alternative agents for service of process under this Section 12.17 that (i) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (ii) are either (x) counsel for any such Guarantor or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 13.17. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver such information to such Holder. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for each Guarantor organized outside of the United States of America appointed and acting in accordance with this Section 13.17.
(b)Each Guarantor organized outside of the United States of America irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i) serving a copy thereof upon any of the relevant process agents specified in clause (a) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to each such Guarantor, at its address specified in or designated pursuant to this Indenture. Each such Guarantor agrees that the failure of any process agent specified in clause (a) above, to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.
(c)Nothing herein shall in any way be deemed to limit the ability of the Trustee or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Company, the Issuer or any of the Guarantors or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.
(d)The Company, the Issuer and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture, the Notes or the Note Guarantees brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(e)The provisions of this Section 13.17 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.
Section 13.18. Waiver of Immunities. To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Company, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.
Section 13.19. Judgment Currency. The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Company, the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Company, the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.
CARVANA CO.
By:    /s/ Paul Breaux
    Name: Paul Breaux
    Title: Vice President, General Counsel and Secretary

[Signature Page to Indenture]

CARVANA CO. SUB LLC
By:    /s/ Paul Breaux
    Name: Paul Breaux
    Title: Vice President, General Counsel and Secretary

CARVANA GROUP, LLC
By:    /s/ Paul Breaux
    Name: Paul Breaux
    Title: Vice President, General Counsel and Secretary

CARVANA, LLC
By:    /s/ Paul Breaux
    Name: Paul Breaux
    Title: Vice President, General Counsel and Secretary

ADESA ATLANTA, LLC
ADESA BIRMINGHAM, LLC
ADESA CALIFORNIA, LLC
ADESA CHARLOTTE, LLC
ADESA FLORIDA, LLC
ADESA ILLINOIS, LLC
ADESA INDIANAPOLIS, LLC
ADESA LANSING, LLC
ADESA MISSOURI, LLC
ADESA NEW JERSEY, LLC
ADESA NEW YORK, LLC
ADESA OHIO, LLC
ADESA PENNSYLVANIA, LLC
ADESA PHOENIX, LLC
ADESA TEXAS, LLC
ADESA US AUCTION, LLC
ADESA VIRGINIA, LLC
AUTO DEALERS EXCHANGE OF CONCORD, LLC
CARVANA FAC LLC
CARVANA LOGISTICS, LLC
CARVANA OPERATIONS HC, LLC

Each as a Guarantor
By:    /s/ Paul Breaux
    Name: Paul Breaux
    Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:    /s/ Brandon Bonfig
    Name: Brandon Bonfig
    Title: Vice President

[Signature Page to Indenture]

EXHIBIT A
[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]
No. [___]    Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]1
CUSIP NO. [               ]
CARVANA CO.
9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031
Carvana Co., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of [_______________] U.S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on June 1, 2031.
Interest Payment Dates: February 15 and August 15, commencing on February 15, 2024
Record Dates: February 1 and August 1
Additional provisions of this Note are set forth on the other side of this Note.

1    Insert in Global Notes only.
2    Insert in Global Notes only.
3    Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.
CARVANA CO.
By:
    Name:
    Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION
This Note is one of the 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 referred to in the within-mentioned Indenture.
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:
    Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF NOTE]
CARVANA CO.
9.0% / 14.0% CASH / PIK SENIOR SECURED NOTES DUE 2031
Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.
1.    Interest
The Issuer promises to pay interest on the principal amount of this Note from the Issue Date until maturity, (i) at a rate of 9.0% per annum for cash interest payments and (ii) at a rate of 14.0% per annum for PIK Payments (as defined below). Interest for the February 15, 2024 and August 15, 2024 interest payment periods shall be paid by increasing the principal amount of the outstanding Notes or if, and in the limited circumstances where, the Notes are no longer held in global form, by issuing Notes (rounded up to the nearest whole Dollar) under the Indenture, having the same terms and conditions as the outstanding Notes (in each case, “PIK Interest” and any payment of PIK Interest, a “PIK Payment”) at a rate of 14.0% per annum. Interest for the February 15, 2025 and August 15, 2025 interest payment periods shall be paid by PIK Payments at a rate of 14.0% per annum, and thereafter, interest shall be payable solely in cash at a rate of 9.0% per annum. PIK Interest on the Notes, for applicable interest payment periods, will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole Dollar) and (y) with respect to Notes represented by certificated notes, by issuing Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole Dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on June 1, 2031 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated Notes will be issued with the description “PIK” on the face of such Notes, and references to the “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment. The calculation of PIK Interest will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. Notwithstanding anything in the Indenture or this Note to the contrary, the payment of accrued interest (including interest that would be PIK Interest when paid) in connection with any redemption of Notes as described under Section 5.6 and 3.9 of the Indenture shall be made solely in cash. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.
The Issuer will pay interest semi-annually in arrears every February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be February 15, 2024. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    Method of Payment
By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding February 1 and August 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
3.    Paying Agent and Registrar
The Issuer initially appoints U.S. Bank Trust Company, National Association (the “Trustee”), as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.
4.    Indenture
The Issuer issued the Notes under an Indenture dated as of September 1, 2023, among the Issuer, the Guarantors, the Trustee and the Secured Notes Collateral Agent (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.
The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 referred to in the Indenture. The Notes include (i) $1,741,259,000 principal amount of the Issuer’s 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 issued under the Indenture on September 1, 2023 (the “Initial Notes”), (ii) PIK Notes issued from time to time as a result of a PIK Payment under the Indenture and (iii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to September 1, 2023 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes, the Additional Notes and the PIK Notes, to the maximum extent possible, shall be considered collectively as a single class for all purposes of the Indenture; provided that any Additional Notes will not be issued with the same CUSIP number, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax and securities law purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.    Guarantees
From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor unconditionally guarantees (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.
6.    Security
The Notes will be secured by the Collateral on the terms and subject to the limitations and conditions set forth in the Indenture, the Notes Collateral Documents and the Intercreditor Agreements, such security interest to be secured by a first-priority Lien on the Collateral (subject to Permitted Liens). Subject to the terms of the Intercreditor Agreements, the Notes Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders pursuant to the Notes Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements in effect or as they may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent and, as applicable, the Trustee, to enter into the Notes Security Agreement, any other Notes Collateral Documents and Intercreditor Agreements and any amendments, supplements, joinders or other modifications of the foregoing, in each case in accordance with its terms, and to perform its obligations and exercise its rights thereunder in accordance therewith.
7.    Redemption
(a)    At any time prior to August 15, 2028, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
(b)    Except pursuant to clause (a) of this paragraph 7, the Notes will not be redeemable at the Issuer’s option prior to August 15, 2028.
(c)    At any time and from time to time on or after August 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 (or, in the case of any redemption notice sent prior to August 15, 2028, not less than 30 days) nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated in the table below:

Year	Percentage
2028	104.500%
2029	102.250%
2030 and thereafter	100.000%

(e)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but not including, the date of such redemption.
(f)    Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(g)    Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.5 of the Indenture.
8.    Mandatory Redemption
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Issuer and its equity holders may, at any time and from time to time, purchase Notes in open market transactions, by tender offer or otherwise, provided that all Holders of the Notes have been offered the opportunity to participate in any such purchase; provided further, that the Company shall not engage in privately negotiated exchanges or purchases other than in connection to an offer to all Holders.
9.    Repurchase Provisions
If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, to but excluding the date of purchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date, as provided in, and subject to the terms of, the Indenture.
Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Senior Lien Obligations and/or Pari Passu Lien Obligations out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.
10.    Denominations; Transfer; Exchange
The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof (and, if PIK Interest is elected to be paid, in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof). A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
11.    Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.

12.    Unclaimed Money
If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.
13.    Discharge and Defeasance
Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.
14.    Amendment, Supplement, Waiver
Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Secured Notes Collateral Agent and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.
15.    Defaults and Remedies
If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
16.    Trustee Dealings with the Issuer
Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.
17.    No Recourse Against Others
No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates (other than the Issuer and the Guarantors), as such, shall have any liability for any obligations of the Issuer under the Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
18.    Authentication
This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
19.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
20.    CUSIP and ISIN Numbers
The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
21.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Carvana Co.
    300 E. Rio Salado Parkway
    Tempe, Arizona 85281
    Attention: Paul Breaux

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:    Your Signature:
Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.
The undersigned hereby certifies that it is / is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee is / is not an Affiliate of the Issuer.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:
(1)        acquired for the undersigned’s own account, without transfer; or
(2)        transferred to the Issuer; or
(3)        transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or
(4)        transferred pursuant to an effective registration statement under the Securities Act; or
(5)        transferred pursuant to and in compliance with Regulation S under the Securities Act; or
(6)        transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

    Signature
Signature Guarantee:

(Signature must be guaranteed)    Signature
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	PIK Increase	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:
Section 3.5     Section 3.9
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof (and, if PIK Interest is elected to be paid, in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof)): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.
Date: __________ Your Signature ____________________________________________________
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee: _______________________________________________________________
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B
Form of Supplemental Indenture to Add Guarantors
[          ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [                ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Carvana Co., as Issuer, and U.S. Bank Trust Company, National Association, a national banking association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, each of Carvana Co. and the Trustee have heretofore executed and delivered an indenture dated as of September 1, 2023, [as supplemented by the First Supplemental Indenture dated as of [            ], among the Issuer, the Guarantors named therein and the Trustee] (as [further] amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,741,259,000 of 9.0% / 14.0% Cash / PIK Senior Secured Notes due 2031 of the Issuer (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Trustee, the Secured Notes Collateral Agent and the Holders as follows:
ARTICLE I

DEFINITIONS
Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE
Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS
Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.
[INSERT ADDRESS]
Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(e) of the Indenture.
Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.
Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
[GUARANTEEING ENTITY],
as a Guarantor
By:
    Name:
    Title:

CARVANA CO.
By:
    Name:
    Title:

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:
    Name:
    Title:

C-1